Exhibit 10.22

LEASE AGREEMENT

BY AND BETWEEN

3915 SHOPTON ROAD, LLC
(AS LANDLORD)

AND

SHUTTERFLY, INC.
(AS TENANT)

LEASE AGREEMENT

THIS LEASE AGREEMENT (the “Lease”) made and entered into as of the 22nd day of December, 2006 (the “Lease Date”), by and between

3915 SHOPTON ROAD, LLC, a North Carolina limited liability company hereinafter called “Landlord”; and

SHUTTERFLY, Inc., a Delaware corporation

hereinafter called “Tenant”:

W I T N E S S E T H:

In consideration of the mutual covenants and agreements contained herein, the parties hereto agree for themselves, their successors and assigns, as follows:

1.           DESCRIPTION OF PREMISES.  Landlord hereby leases to Tenant, and Tenant hereby accepts and rents from Landlord, that certain office/warehouse space (the “Premises”) containing approximately 102,400 rentable square feet located in the building known as 18-B (the “Building”) in Shopton Ridge Business Park (the “Business Park”), Charlotte, North Carolina, said Building being located on a parcel of real property more particularly described on Exhibit ”A” attached hereto.  For purposes of this Lease, Tenant’s “proportionate share” shall be one hundred percent (100%).

2.           TERM.  Unless otherwise adjusted as hereinbelow provided, the term of this Lease shall commence on the later to occur of April 30, 2007 or upon substantial completion of Landlord’s Work (the “Commencement Date”) and shall end at midnight on the date (the “Expiration Date”) which is the last day of the eighty-ninth (89th) month after the Commencement Date (as same may be adjusted as hereinbelow provided).  As used herein, the term “Lease Year” shall mean each consecutive twelve-month period of the Lease term, beginning with the Commencement Date (as same may be adjusted as hereinbelow provided) or any anniversary thereof.  Within five (5) days following the Commencement Date, Tenant shall execute and deliver to Landlord duplicate originals of a written agreement in the form attached to this Lease as Exhibit F.

3.           RENTAL.  During the full term of this Lease, Tenant shall pay to Landlord, without notice, demand, reduction (except as may be applicable pursuant to paragraph 13 or paragraph 19 herein or as otherwise provided in this Lease), setoff or any defense, a total rental (the “Annual Rental”) consisting of the sum total of the following:

(a)           Minimum Rental.  Commencing on the first day of the ninth (9th) month following the Commencement Date (the “Rent Commencement Date”), as the same may be adjusted pursuant to the last sentence of Section 4 hereof, and continuing through the remainder of the initial eighty-nine (89) month term of this Lease, Tenant shall pay an annual minimum rental (the “Minimum Rental”) equal to Six and 48/100 Dollars ($6.48) per rentable square foot of space in the Premises during Lease Year 1, increasing every year thereafter during the term at a rate of three percent (3%),  based on 102,400 square feet, including the “free Annual Rent”, as set forth below.  If the actual square footage of the Premises, as determined by Landlord’s architect and certified to Landlord and Tenant, shall be greater or lesser than 102,400 square feet based on the final as-built square footage after completion of the Improvements described on Exhibit ”C” to this Lease, then the Minimum Rental shall be adjusted based on the actual square footage of the Premises.  The Minimum Rental shall be payable in equal monthly installments, each in advance on or before the first day of each month.  If the Rent Commencement Date is a date other than the first day of a calendar month, the Minimum Rental shall be prorated daily from such date to the first day of the next calendar month and paid on the Rent Commencement Date.

Period	80,000 SF Space Annual Rent	22,400 SF Space Annual Rent	Total Space Annual Amount
Months 1-8	FREE	FREE	FREE
Months 9-13	$216,000.00	FREE	$216,000.00
Months 14-20	$302,400.00	$84,672.00	$387,072.00
Months 21-32	$533,600.00	$149,408.00	$683,008.00
Months 33-44	$549,600.00	$153,888.00	$703,488.00
Months 45-56	$565,600.00	$158,368.00	$723,968.00
Months 57-68	$582,400.00	$163,072.00	$745,472.00
Months 69-80	$599,200.00	$167,776.00	$766,976.00
Months 81-89	$462,600.00	129,528.00	$592,128.00

(b)           Tenant’s Share of Taxes.  Subject to the terms set forth in Section 3(j) below, Tenant shall pay an amount equal to Tenant’s “proportionate share” of ad valorem taxes (or any tax hereafter imposed in lieu thereof) with respect to the Building and the Business Park.  Tenant’s share of taxes shall be paid as provided in subparagraph (e) below.  Provided, any increase in ad valorem taxes on the Premises as a result of alterations, additions or improvements made by, for or on account of Tenant shall be reimbursed by Tenant to Landlord as Additional Rent (as defined below) within thirty (30) days after receipt of written demand therefor.

(c)           Tenant’s Share of Insurance Premiums.  Subject to the terms set forth in Section 3(j) below, Tenant shall pay an amount equal to Tenant’s “proportionate share” of premiums charged for fire and extended coverage and liability insurance with all endorsements carried by Landlord on the Building payable for any calendar year (including any applicable partial calendar year).  Tenant’s proportionate share of premiums shall be paid as provided in subparagraph (e) below.

(d)           Tenant’s Share of Common Area Operating and Maintenance Costs.  Subject to the terms set forth in Section 3(j) below, Tenant shall pay an amount equal to Tenant’s “proportionate share” of the reasonable costs for operating and maintaining the Building’s common areas, including, but not limited to, the cost of grass mowing, shrub care and general landscaping, irrigation systems, maintenance and repair to parking and loading areas, driveways, sidewalks, exterior lighting, garbage collection and disposal, common water and sewer, common plumbing, common signs and other facilities shared by the various tenants in the Building, the administrative costs associated therewith including management fees, which shall be capped at 3% of the Minimal Rental actually collected by Landlord from the Building during the initial term and any subsequent renewal period(s), and of the Building’s share of the common area operating and maintenance costs for the entire Business Park.  Landlord shall use good faith efforts to keep the operating and maintenance costs in line with costs for other similarly situated business centers.  Tenant’s proportionate share shall be paid as provided in subparagraph (e) below.  Notwithstanding any term, covenant or condition as set forth in this Lease, costs for operating and maintaining the Building’s common areas and the Business Park’s common areas (but only during such time as Landlord and/or its affiliate own a majority of the Business Park and control the operation of the Business Park) shall specifically exclude the following:

(i) replacement of capital items (unless amortized over the useful life of such item according to normal accounting procedures (a) but only to the extent that such replacements reduce other direct expenses and are made after the Commencement Date or (b) for replacements that are required under any governmental law or regulation that was not applicable to the Building as of the Commencement Date).

(ii) financing and refinancing costs and principal and interest payments on mortgages and deeds of trust,

(iii) costs and expenses covered by insurance,

(iv) Landlord's insurance deductible,

(v) depreciation,

(vi) above market payments made to affiliates of Landlord, inside or related contractors and executives,

(vii) income, profit, franchise, rent, sales, gift, estate, succession, inheritance, foreign ownership, foreign control, transfer, capital levy, and/or personal property taxes payable by Landlord,

(viii) any and all costs of Landlord for any clean-up, remediation, environmental surveys/assessments, compliance with environmental laws, consulting fees, treatment and monitoring charges, transportation expenses and disposal fees, etc., and

(ix) rent under any ground or underlying lease.

(e)           Payment of Proportionate Share.  Subject to the terms set forth in Section 3(j) below, Tenant shall pay to Landlord each month, along with Tenant’s installments of Minimum Rental a sum equal to one-twelfth (1/12) of the amount estimated by Landlord (in its reasonable discretion) as Tenant’s proportionate share of the taxes, insurance premiums and common area maintenance costs for each calendar year during the Lease term (such amounts, together with any other sums payable by Tenant to Landlord hereunder other than Minimum Rental being referred to as “Additional Rent”).  Landlord will provide Tenant with Landlord’s estimate of Tenant’s proportionate share of taxes, insurance premiums and common area operating and maintenance expenses amount for the year this Lease commences within sixty (60) days after the Rent Commencement Date and for each future upcoming calendar year on or before December 31 of each calendar year during the term hereof.  If Landlord fails to notify Tenant of Tenant’s revised proportionate share amount by such date, Tenant shall continue to pay the monthly installments of the proportionate share amount last payable by Tenant until notified by Landlord of such new estimated amount.  No later than April 30 of each calendar year of the term, Landlord shall deliver to Tenant a written statement setting forth the actual amount of Tenant’s proportionate share for taxes, insurance premiums and all common area operating and maintenance costs for the preceding calendar year.  Tenant shall pay the total amount of any balance due shown on such statement within thirty (30) days after its delivery.  In the event such annual costs and increases decrease for any such year, Landlord shall, at its sole election, either reimburse Tenant for any overage paid within ten (10) days after delivery of such statement, or apply the overage against the monthly installment(s) of any Annual Rental next due from Tenant until such overage has been recovered by Tenant.  For the calendar year in which this Lease commences, Tenant’s proportionate share shall be prorated from the Commencement Date through December 31 of such year.  Further, Tenant shall be responsible for the payment of Tenant’s proportionate share of taxes, insurance premiums and common area operating and maintenance costs for the calendar year in which this Lease term expires, prorated from January 1 thereof through the Expiration Date.  Upon the Expiration Date, Tenant shall pay any unpaid estimated proportionate shares within thirty (30) days after the Expiration Date, which estimate shall be made by Landlord based upon actual and estimated costs for such year.

(f)           Tenant’s Share of Mechanical Maintenance and Inspection Costs.  Pursuant to Paragraph 10 herein, Tenant shall be responsible, at its sole cost, for routine mechanical maintenance and inspection services to the heating, ventilation and air conditioning (“HVAC”) equipment supplying the Premises.

(g)             Intentionally deleted.

(h)           Late Payment.  If any monthly installment of Minimum Rental, Additional Rent (if any) or any other sum due and payable pursuant to this Lease remains due and unpaid ten (10) days after said amount becomes due, Tenant shall pay as Additional Rent hereunder a late payment charge of a sum equal to five percent (5%) of the unpaid rent or other payment (“Late Charge”).  All unpaid rent and other sums of whatever nature owed by Tenant to Landlord under this Lease shall bear interest from the fifteenth (15th) day after the due date thereof until paid at the lesser of fifteen percent (15%) per annum or the maximum interest rate per annum allowed by law (“Interest Charge”).  Acceptance by Landlord of any payment from Tenant hereunder in an amount less than that which is currently due shall in no way affect Landlord’s rights under this Lease and shall in no way constitute an accord and satisfaction.  Notwithstanding the foregoing, for the first two late payments by Tenant in any Lease Year, Tenant shall have five (5) days from receipt of written notice from Landlord to make such late payment before such Late Charge and Interest Charge shall apply.

(i)           Audit.  Tenant shall have the right, from time to time, to audit Landlord’s books and records as they relate to any costs and expenses for which Tenant is responsible under this Lease during the previous calendar year of the Lease term.  Any such audit shall be conducted during Landlord’s regular business hours at the offices of Landlord where such records are kept utilizing an independent third party (which shall be the same entity that Tenant uses for similar auditing functions for other building(s) owned or leased by Tenant) designated by Tenant, on a non-contingency basis.  In the event any such audit reveals that the costs and expenses for which Tenant has paid Tenant’s proportionate share of such costs relative to any audit period exceed actual costs and expenses for which Tenant is responsible for paying its proportionate share, either: (i) Landlord shall credit or refund any overpayment to Tenant within thirty (30) days of such audit report; or (ii) Tenant shall pay to Landlord any underpayment within thirty (30) days of such audit report, as applicable.  All costs and expenses of any such audit shall be paid by Tenant, unless such audit discloses a discrepancy in the amount of five percent (5%) or more in which case Landlord shall pay for such audit, up to a maximum amount of $5,000.  Tenant may perform such an audit no more than once each calendar year during the Lease term and Tenant shall maintain all information reviewed during such audit in a confidential manner, only disclosing such information to Tenant’s accountants, legal counsel, officers and managers.  Tenant’s right to audit shall in no way relieve Tenant’s obligations to pay Common Area Expenses due to Landlord within thirty (30) days after receipt of an invoice therefor.

(j)           Controllable Operating Expenses Cap.  In no event shall Tenant’s Controllable Operating Expenses, as defined in herein, for any calendar year from and after 2008 exceed the Controllable Operating Expenses Cap.  As used herein, the term “Controllable Operating Expenses Cap” shall mean: (i) relative to the calendar year 2008, the amount obtained by multiplying the amount of Controllable Operating Expenses for calendar year 2007 by 1.05; and (ii) relative to each calendar year subsequent to calendar year 2008, the amount obtained by multiplying the Controllable Operating Expenses Cap for the previous calendar year by 1.05.  “Controllable Operating Expenses” shall mean all operating and maintenance costs chargeable pursuant to this Lease other than: (i) property taxes, including but not limited to, personal and ad valorem taxes; (ii) cost of all insurance coverage for the Building and the common areas, including, but not limited to, the cost of fire, casualty, rental abatement, boiler and machinery, worker’s compensation and liability insurance applicable to the Building and the common areas and Landlord’s personal property used in connection therewith; (iii) all charges for gas, water, sewerage service, electricity and other utilities furnished to the Building and the common areas; (iv) ice and snow removal; and (v) the Building’s proportionate share of any and all assessments and other charges payable by Landlord relative to the Business Park under the terms of any applicable restrictive covenants, agreements or similar documents.

4.           DELIVERY OF POSSESSION.  Landlord will deliver the Premises to Tenant on the Commencement Date, with Landlord’s Work (as defined in Paragraph 1 of Exhibit ”C” attached hereto) substantially completed in accordance with the Final Plans and Specifications (as defined in paragraph 1 of said Exhibit ”C”), subject to revisions as mutually agreed to in writing by Landlord and Tenant, as evidenced, if requested by Tenant, by the certification of Landlord’s architect or other designated engineering  representative.  Tenant shall be given access to the Premises upon written request to Landlord not more than sixty (60) days prior to the Commencement Date, for the purposes of preparing the Premises for Tenant’s use.  With the exception of any Annual Rental payments due, all terms and conditions of this Lease shall apply to Tenant upon such occupancy.  Tenant shall coordinate such occupancy with Landlord and shall not interfere with Landlord’s completion of Landlord’s Work.  If Landlord for any reason whatsoever cannot substantially complete Landlord’s Work and deliver possession of the Premises to Tenant on the Commencement Date as above specified, this Lease shall not be void or voidable nor shall Landlord be liable to Tenant for any loss or damage resulting therefrom; but in that event  (except to the extent that any such delay(s) has been caused by Tenant or its agent(s), employee(s), contractor(s) or subcontractor(s) (collectively, “Tenant Delay Factors”), and provided that in each such instance Landlord first gives Tenant written notice that if Tenant does not so cure its act or omission within two (2) business days the same will thereafter be considered a Tenant Delay Factor, the Commencement Date shall be adjusted to be the date when Landlord does in fact substantially complete Landlord’s Work and deliver possession of the Premises to Tenant.  Notwithstanding anything herein to the contrary, in the event Landlord’s Work is not complete by the date which is one hundred twenty (120) days after the later to occur of: (i) waiver or expiration of the Contingency (as defined in Section 7 of Exhibit “E” hereof); and (ii) approval by Landlord and Tenant of space plans and construction drawings for the Premises (such date referred to herein as the “Delivery Date”), except for reasons of Tenant Delay Factors or force majeure, which force majeure delays shall only be extended by up to 45 days, Tenant shall be granted three (3) days of free Minimal Rental for every day beyond the Delivery Date until Landlord’s Work has been complete, and the Rent Commencement Date shall be adjusted accordingly.  In the event Landlord is unable to deliver the Premises by September 30, 2007, Tenant may terminate this Lease with no further obligation by providing Landlord written notice on or before October 10, 2007.

5.           ALTERATIONS AND IMPROVEMENTS BY TENANT.

(a)           Tenant shall make no structural changes respecting the Premises or the Building and shall make no changes of any kind respecting the Premises or the Building that are visible from the exterior of the Premises or the Building, without Landlord’s approval, which shall not be unreasonably withheld.  Any interior nonstructural changes or other alterations, additions, or improvements to the Premises costing in excess of $20,000 in any single instance shall be made by or on behalf of Tenant only with the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed. Prior to any such consent by Landlord, Tenant shall submit to Landlord reasonably detailed plans and specifications covering the proposed work.  If Landlord notifies Tenant of any objections to the proposed alterations, Tenant must (i) revise the plans and specifications to the extent reasonably necessary to secure the Landlord’s approval and (ii) submit such revised plans and specifications for Landlord’s approval.  Tenant shall thereafter have the alterations performed in accordance with the approved plans and specifications.  After completion, Tenant shall deliver to Landlord an “as-built” set of plans and specifications.

(b)           Tenant shall not permit any lien or claim of lien against the Premises to exist or come into being as a result of any construction work performed on behalf of or at the direction of Tenant at the Premises and Tenant shall bond off or release of record any lien within thirty (30) days of being filed against the Premises.  Tenant is not Landlord’s agent or nominee in connection with any construction activities performed by or for Tenant on the Premises and Landlord shall not be liable for the contracts or liabilities of Tenant.  Tenant agrees that any damage to the Premises caused by Tenant’s construction work shall be repaired at Tenant’s sole cost and expense.  No later than thirty (30) days after completion of any work in the Premises by Tenant (including, but not limited to, the addition of equipment, cables or any material that must be inspected), Tenant shall provide to Landlord (i) an affidavit from the general contractor performing the work that same has been substantially completed in accordance with the approved plans and specifications and that all mechanics and materialmen in connection therewith have been paid in full; (ii) a waiver of lien with respect to such construction work executed by the general contractor and each subcontractor, except as to any contractor for which Tenant has obtained a bond to pay any claims by such persons; and (iii) a certificate of occupancy from the applicable governmental authorities, if required, evidencing completion of such work in accordance all applicable laws, codes and ordinances.  In the event a certificate of occupancy cannot be obtained for the Premises due to any action or inaction by Tenant, Tenant shall be in default hereunder and must immediately comply with any and all requirements to obtain a certificate of occupancy.

(c)           All alterations, additions or improvements (collectively, “Alterations”), including without limitation all partitions, walls, railings, carpeting, floor and wall coverings and other fixtures (excluding, however, Tenant’s trade fixtures as described in the paragraph entitled “Trade Fixtures and Equipment” below) made by, for, or at the direction of Tenant shall, at the expiration or earlier termination of this Lease, become the property of Landlord, , and shall remain upon the Premises at the expiration or earlier termination of this Lease, provided, however, that Tenant shall have the right (but not the obligation) to remove all Alterations and other items in the Premises or the Building (such as chillers and generators), except that Tenant shall be obligated to remove those Alterations which Landlord designates in writing for removal at the time Landlord grants its consent to such Alterations.   Tenant shall repair any damage caused to the Premises by said removal of Alterations.

6.           USE OF PREMISES.

(a)           Tenant shall use the Premises only for manufacturing, warehousing and distribution, general office, data center and ancillary uses, and for any other legal purpose.  Tenant shall comply with all laws, ordinances, orders, regulations or zoning classifications of any lawful governmental authority, agency or other public or private regulatory authority (including insurance underwriters or rating bureaus) having jurisdiction over the Premises (collectively, “Legal Requirements”) to the extent made necessary by reason of Tenant’s particular use or occupancy of the Premises.  Tenant shall not do any act or follow any practice relating to the Premises which shall constitute a nuisance or detract in any way from the reputation of the Building.  Tenant’s duties in this regard shall include allowing no noxious or offensive odors, fumes, gases, smoke, dust, steam or vapors, or any loud or disturbing noise or vibrations to originate in or emit from the Premises in excess of  what is commercially reasonable.

(b)           Without limiting the generality of (a) above, and excepting only office supplies and cleaning materials used by Tenant in its ordinary day to day business operations (but not held for sale, storage or distribution) customarily used in facilities such as the Building, and then only to the extent same are used, stored (but not any bulk storage), transported, and disposed of strictly in accordance with all applicable laws, regulations and manufacturer’s recommendations), the Premises shall not be used for the treatment, storage, transportation to or from, use or disposal of toxic or hazardous wastes, materials, or substances, or any other substance that is prohibited, limited or regulated by any governmental or quasi-governmental authority or that, even if not so regulated, could or does pose a hazard to health and safety of the occupants of the Building or surrounding property except for chemicals and other substances used in connection with Tenant’s photo-developing and merchandising processes and services provided such chemicals and other substances are brought into the Premises, used, stored and disposed of in accordance with all Legal Requirements and Environmental Laws.

(c)           Landlord hereby represents and warrants to Tenant that as of the Commencement Date, the Premises and Building shall be in compliance with all applicable Legal Requirements, including without limitation, Environmental Laws (as hereinafter defined).

(d)           Tenant has previously been furnished with a copy of any applicable restrictive covenants relating to the Building and the Business Park, and Tenant shall abide by these restrictions in connection with its use of the Premises.

(e)           Tenant shall exercise due care in its use and occupancy of the Premises and shall not commit or allow waste to be committed on any portion of the Premises; and at the expiration or earlier termination of this Lease, Tenant shall deliver the Premises to Landlord in as good condition as same were on the date of completion of the Improvements in the Premises or were thereafter placed by Landlord or Tenant, ordinary wear and tear, condemnation, fire or other casualty and acts of God and the elements alone excepted.

(f)           Tenant shall save Landlord harmless from any claims, liabilities, penalties, fines, costs, expenses or damages resulting from the failure of Tenant to comply with the provisions of this paragraph 6.  This indemnification shall survive the termination or expiration of this Lease.

7.           TAXES.

(a)           Tenant shall pay any taxes, documentary stamps or assessments of any nature imposed or assessed upon Tenant’s trade fixtures, equipment, machinery, inventory, merchandise or other personal property located on the Premises and owned by or in the custody of Tenant as promptly as all such taxes or assessments may become due and payable without any delinquency.  Tenant shall provide Landlord with copies of all paid receipts respecting such tax or charge upon request by Landlord.

(b)           Landlord shall pay, subject to reimbursement from Tenant as provided in paragraph 3 herein, all ad valorem property taxes which are now or hereafter assessed upon the Building and the Premises, except as otherwise expressly provided in this Lease.

8.           FIRE AND EXTENDED COVERAGE INSURANCE.  Landlord shall maintain and pay for fire insurance, with extended coverage, covering the Building equal to at least one hundred percent (100%) of the replacement cost thereof.  Tenant shall not do or cause to be done or permit on the Premises or in the Building anything deemed extrahazardous on account of fire and Tenant shall not use the Premises or the Building in any manner which will cause an increase in the premium rate for any insurance in effect on the Building or a part thereof.  If, because of anything done, caused to be done, permitted or omitted by Tenant or its agent(s), contractor(s), employee(s), invitee(s), licenses(s), servant(s) subcontractor(s) or subtenant(s) the premium rate for any kind of insurance in effect on the Building or any part thereof shall be raised, Tenant shall pay Landlord on demand the amount of any such increase in premium which Landlord shall pay for such insurance and if Landlord shall demand that Tenant remedy the condition which caused any such increase in an insurance premium rate, Tenant shall remedy such condition within five (5) days after receipt of such demand.  Tenant shall maintain and pay for all fire and extended coverage insurance on its contents in the Premises, including trade fixtures, equipment, machinery, merchandise or other personal property belonging to or in the custody of Tenant.

9.           LANDLORD’S COVENANT TO REPAIR AND REPLACE.

(a)           During the term of this Lease, Landlord shall be responsible only for repairs or replacements, at its sole cost and expense, to the roof, exterior walls, floor slab, structural members (including foundation and subflooring of the Premises) and for the central plumbing and electrical systems serving the entire Building up to the respective applicable points of entry of same into the Premises.  Landlord’s repairs and replacements shall be made within a reasonable time.  If the need for such repairs or replacements is the result of the negligence, misconduct or intentional acts or omissions of Tenant, its agent(s), contractor(s), employee(s), invitee(s), licensee(s), servant(s), subcontractor(s) or subtenant(s) and the expense of such repairs or replacements are not fully covered and paid by Landlord’s insurance, then Tenant shall pay Landlord the full amount of expenses not covered.  Landlord’s duty to repair or replace as prescribed in this paragraph shall be Tenant’s sole remedy and shall be in lieu of all other warranties or guaranties of Landlord, express or implied.

(b)           Landlord shall not be liable for any failure to make any repairs or to perform any maintenance required of Landlord hereunder unless such failure shall persist for thirty (30) days (except in case of emergency) after written notice from Tenant setting forth the need for such repair(s) or replacement(s) in reasonable detail has been received by Landlord.  Except as set forth in the paragraph of this Lease, entitled “Damage or Destruction of Premises” or elsewhere in this Lease, there shall be no abatement of rent.  There shall be no liability of Landlord by reason of any injury to or interference with Tenant’s business arising from the making of any repairs, replacements, alterations or improvements to any portion of the Building or the Premises, or to fixtures, appurtenances and equipment therein, provided that Landlord uses reasonable efforts to minimize interference with Tenant’s use and occupancy of the Premises.  In the event of any failure by Landlord to perform any of its obligations hereunder, Tenant (except in the case of an emergency) shall take no action without having first given Landlord thirty (30) days written notice of any such default.  Following such notice and failure by Landlord to cure, Tenant shall have the right to take the necessary actions to perform Landlord's uncured obligations hereunder and invoice Landlord for the actual and reasonable costs and expenses thereof, unless Landlord has diligently commenced to perform its uncured obligations hereunder within said thirty (30) day period.  Landlord shall remit payment to Tenant within thirty (30) days of receipt of a paid invoice and applicable lien waivers from Tenant.  If Landlord fails to remit payment to Tenant within the aforesaid thirty (30) day period, Tenant shall have the right to offset and deduct such sum; such offset not to exceed twenty-five percent (25%) of Minimum Rental for each month until Tenant is made whole.

10.           TENANT’S COVENANT TO REPAIR.  Tenant shall be responsible for the repair, replacement and maintenance in good order and condition of all parts and components of the Premises, other than those specified for repair, replacement and maintenance by Landlord above, including without limitation the plumbing, wiring, electrical systems, HVAC system (subject to the provisions below), glass and plate glass, and the equipment and machinery constituting fixtures, unless such repairs or replacements are required as a result of the negligence or intentional misconduct of Landlord, its agent(s), contractor(s), employee(s), invitee(s), or subcontractor(s) in which event Landlord shall be responsible for such repairs.  Tenant’s duty to maintain the HVAC system shall specifically include the duty to enter into and maintain at Tenant’s sole expense during the entire term of this Lease a contract(s) for the routine and periodic maintenance and regular inspection of such HVAC system, the replacement of filters as recommended and the performance of other recommended periodic servicing in accordance with applicable manufacturer’s standards and recommendations.  Such contract (a) shall be with a reputable contractor reasonably satisfactory to Landlord; (b) shall satisfy the requirements for routine and periodic maintenance, if any, necessary to keep all applicable manufacturer’s warranties in full force and effect; and (c) shall provide that in the event this Lease expires or is earlier terminated for any reason whatsoever that said contract shall be immediately terminable by Landlord or Tenant without any cost, expense or other liability on the part of Landlord.   Notwithstanding, Landlord shall pay up to $1,000 in each instance toward replacement of the HVAC system, any major component of the HVAC system(s) and/or any operating system (unless the same is caused by the negligence of Tenant, its employees, contractors or agents).  In the event the costs for replacement of any HVAC system, any major component of the HVAC system(s) and/or any operating system not caused by the negligence of Tenant, its employees, contractors or agents is greater than $1,000 in each instance, Landlord shall pay the same which shall be amortized over the useful life of such replaced system (based upon standard accounting principles) and charged to Tenant proportionately.  Tenant shall be obligated to pay all such costs within thirty (30) days after notice from Landlord.

11.           TRADE FIXTURES AND EQUIPMENT.  Any trade fixtures installed in the Premises at Tenant’s expense shall remain Tenant’s personal property and Tenant shall have the right at any time during the term of this Lease to remove such trade fixtures.  Upon removal of any trade fixtures, Tenant shall immediately restore the portion of the Premises damaged by such removal to the condition required by Section 6(e) of this Lease. Any trade fixtures not removed by Tenant after the expiration or an earlier termination of the Lease shall become, at Landlord’s sole election, either (i) the property of Landlord, in which event Landlord shall be entitled to handle and dispose of same in any manner Landlord deems fit without any liability or obligation to Tenant or any other third party with respect thereto, or (ii) subject to Landlord’s removing such property from the Premises and storing same, all at Tenant’s expense and without any recourse against Landlord with respect thereto.  Without limiting the generality of the foregoing, the following property shall in no event be deemed to be “trade fixtures” and Tenant shall not remove any such property from the Premises under any circumstances, regardless of whether installed by Landlord or Tenant:  (a) any air conditioning, air ventilating or heating fixtures or equipment (with the exception of a portable dehumidifier installed by Tenant in the Premises); (b) any lighting fixtures or equipment; (c) any dock levelers; (d) any carpeting or other permanent floor coverings; (e) any paneling or other wall coverings; or (f) plumbing fixtures and equipment.

12.           UTILITIES.  Tenant shall pay for all utilities or services related to its use of the Premises, including, without limitation, electricity, gas, heat, water, sewer, telephone and janitorial services.  All utilities shall, as of the Commencement Date, have separate meters at Landlord’s sole expense.     Landlord shall not be responsible for the stoppage or interruption of utilities services other than as required by its limited covenant to repair and replace set forth above, nor shall Landlord be liable for any damages caused by or from the plumbing and sewer systems, provided, however, that Annual Rental shall abate if any utility service is not provided to the Premises for more than five (5) continuous days due to Landlord’s negligence.  Tenant shall have the right to place a generator and chiller outside the Premises in a location approved by Landlord and Tenant.

13.           DAMAGE OR DESTRUCTION OF PREMISES.  If the Premises are damaged by fire or other casualty, either in whole or in part, but no part of the Premises is rendered untenantable for Tenant’s business, Landlord shall cause such damage to be repaired (to the extent of the Base Building (as hereinafter defined) and Landlord’s Work) without unreasonable delay and the Annual Rental shall not be abated.  If by reason of such casualty the Premises are rendered untenantable in Tenant’s business, either in whole or in part, Landlord shall cause the damage to be repaired or replaced (to the extent of the Base Building and Landlord’s Work) without unreasonable delay, and, in the interim, the Annual Rental shall be proportionately reduced as to such portion of the Premises as is rendered untenantable.  Any such abatement of rent shall not, however, create an extension of the term of this Lease.  Provided, however, if by reason of such casualty, the Premises are rendered untenantable in some material portion, and the amount of time required to repair the damage using due diligence is in excess of one hundred twenty (120) days, then either party shall have the right to terminate this Lease by giving written notice of termination within sixty (60) days after the date of casualty, and the Annual Rental shall abate as of the date of such casualty in the event of such termination.  Notwithstanding the other provisions of this paragraph, in the event there should be a casualty loss to the Premises to the extent of fifty percent (50%) or more of their replacement value or if the Premises are rendered untenantable for the conduct of Tenant’s business operations during the last twelve (12) months of the initial term or any extended term, either party may, at its option, terminate this Lease by giving written notice within sixty (60) days after the date of the casualty and Annual Rental  shall abate as of the date of such notice.  Except as provided herein, Landlord shall have no obligation to rebuild or repair in case of fire or other casualty, and no termination under this paragraph shall affect any rights of Landlord or Tenant hereunder because of prior defaults of the other party.  Tenant shall give Landlord immediate notice of any fire or other casualty in the Premises.

14.           GOVERNMENTAL ORDERS.  Except as hereinbelow set forth regarding compliance of the physical structure of the Premises with the applicable requirements of the Americans with Disabilities Act and the implementing regulations (the “ADA”) as of the Commencement Date, Tenant agrees, at its own expense, to comply promptly with all requirements of any legally constituted public authority that may be in effect from time to time made necessary by reason of Tenant’s particular use or occupancy of the Premises.  Landlord agrees to comply promptly with any such requirements if not made necessary by reason of Tenant’s particular use or occupancy, at its sole cost and expense.  With regard to the physical structure of the Premises, Landlord agrees to construct the Premises in compliance with the applicable requirements of the ADA in effect as of the Commencement Date (it being understood that under no circumstances shall Tenant be responsible for any costs incurred to cause the Premises to comply with the ADA, which may include, but is not limited to, restroom facilities, emergency strobe lights and horns, and building access).  If it is determined that for any reason Landlord shall have failed to cause the physical structure of the Premises to be brought into compliance with the ADA as of the Commencement Date (to at least the minimum extent required under applicable regulations then in effect), then Landlord, as its sole obligation, will take the action(s) necessary to cause the physical structure of the Premises to so comply, and Tenant acknowledges and agrees that Landlord has and shall have no other obligation or liability whatsoever to Tenant, or to anyone claiming by or through Tenant, regarding any failure of the Premises or the activities therein to comply with the applicable requirements of the ADA.  Landlord and Tenant agree, however, that if any actions is necessary in order to comply with any of the above requirements during the last two (2) years of the Lease and such action to comply with any of the above requirements would cost Landlord in excess of one (1) year’s rent, then Landlord may terminate this Lease by giving written notice of termination to Tenant, which termination shall become effective sixty (60) days after receipt of such notice, and which notice shall eliminate the necessity of compliance with such requirement by Landlord, unless Tenant shall elect, before termination becomes effective, to pay to Landlord all costs for the necessary compliance.

15.           MUTUAL WAIVER OF SUBROGATION.  For the purpose of waiver of subrogation, the parties mutually release and waive unto the other all rights to claim damages, costs or expenses for any injury to property of Landlord or Tenant caused by a casualty of any type whatsoever in, on or about the Premises  All insurance policies carried with respect to this Lease, if permitted under applicable law, shall contain a provision whereby the insurer waives, prior to loss, all rights of subrogation against either Landlord or Tenant.

16.           SIGNS AND ADVERTISING.

(a)           Tenant may install one (1) tenant identification sign in accordance with Building standards and subject to Landlord's prior written approval (not to be unreasonably withheld, delayed or conditioned), such sign to be located at or near the Tenant’s front entrance to the Premises within the Building.  Tenant shall submit sign drawings to Landlord for approval prior to fabrication and installation.  The following submission requirements, in duplicate, constitute the minimum data required: (i) layout, size, location and color of test; (ii) layout of additional symbols or logo; (iii) installation details; and (iv) lighting details, if applicable. In the event Tenant desires any changes to its initial sign, Tenant shall reimburse Landlord for its actual legal fees for Landlord’s review and approval of a new sign.  If at any time during the term of this Lease (as same may be extended) Landlord provides signage on a monument to other tenants in the Building, Landlord shall at Tenant’s cost provide Tenant with similar signage on such monument.

(b)           In order to provide architectural control for the Building, Tenant shall, without Landlord’s prior written approval, install no other exterior signs, marquees, billboards, outside lighting fixtures and/or other decorations on the Premises or the Building.  Landlord shall have the right to remove any such sign or other decoration and restore fully the Premises at the cost and expense of Tenant if any such exterior work is done without Landlord’s prior written approval, which approval Landlord shall be entitled to withhold or deny in its reasonable discretion.  Tenant shall not permit, allow or cause to be used in, on or about the Premises any sound production devices, mechanical or moving display devices, bright lights, or other advertising media, the effect of which would be visible or audible from the exterior of the Premises, unless previously approved by the Landlord.

17.           INDEMNIFICATION AND LIABILITY INSURANCE.

(a)           Tenant shall indemnify and save Landlord harmless against any and all claims, suits, demands, actions, fines, damages, and liabilities, and all costs and expenses thereof (including without limitation reasonable attorneys’ fees) arising out of injury to persons (including death) or property occurring in, on or about, or arising out of the Premises or other areas in the Building if caused or occasioned wholly or in part by any act(s) or omission(s) of Tenant, its agent(s), contractor(s), employee(s), invitee(s), licensee(s), servant(s), subcontractor(s) or subtenant(s), except if caused by any act(s) or omission(s) on the part of Landlord, its agent(s), contractor(s),  employee(s), invitee(s), licensee(s), servant(s) or subcontractor(s).  Tenant shall give Landlord immediate notice of any such happening causing injury to persons or property.

(b)           Landlord shall indemnify and save Tenant harmless against any and all claims, suits, demands, actions, fines, damages, and liabilities, and all costs and expenses thereof (including without limitation reasonable attorneys’ fees) arising out of injury to persons (including death) or property occurring in, on or about, or arising out of the Premises or other areas in the Building if caused or occasioned wholly or in part by any act(s) or omission(s) of Landlord, its agent(s), employee(s), contractor(s), invitee(s), licensee(s), servant(s) or subcontractor(s), except if caused by any act(s) or omission(s) on the part of Tenant, its agent(s), contractor(s), employee(s), invitee(s), licensee(s), servant(s), subcontractor(s) or subtenant(s).  Provided, however, Landlord shall not be liable for any damage caused or occasioned by or from water, snow or ice being upon or coming through the roof, trapdoor, walls, windows, doors, or otherwise in, upon or about the Premises or the Building or from any damage arising from acts or omissions of tenants or other occupants of the Building, unless due to negligence of Landlord, its agent(s), contractor(s), or employee(s), invitee(s), licensee(s), servant(s) or subcontractor(s).

(c)           (i) At all times during the term of this Lease, Tenant shall at its own expense keep in force adequate public liability insurance under the terms of a commercial general liability policy (occurrence coverage) in the amount of not less than $2,000,000.00 coverage and with such company(ies) licensed to do business in the state in which the Premises is located as shall from time to time be reasonably acceptable to Landlord (and to any lender having a mortgage interest in the Premises) and naming Landlord as an additional insured (and, if requested by Landlord from time to time, naming Landlord’s mortgagee as an additional insured).  Such insurance shall include, without limitation, personal injury and contractual liability coverage for the performance by Tenant of the indemnity agreements set forth in this Lease.  Tenant shall first furnish to Landlord copies of policies or certificates of insurance evidencing the required coverage prior to the Commencement Date and thereafter prior to each policy renewal date.  All policies required of Tenant hereunder shall contain a provision whereby the insurer is not allowed to cancel or change materially the coverage without first giving thirty (30) days’ written notice to Landlord, and (ii) at all times during the term of this Lease, Landlord shall at its own expense keep in force adequate public liability insurance under the terms of a commercial general liability policy (occurrence coverage) in the amount of not less than $2,000,000.00 coverage and with such company(ies) licensed to do business in the state in which the Premises is located.  Such insurance shall include, without limitation, personal injury and contractual liability coverage for the performance by Landlord of the indemnity agreements set forth in this Lease.  Landlord shall first furnish to Tenant copies of policies or certificates of insurance evidencing the required coverage upon request.

(d)           The non-prevailing party shall also pay all costs, expenses and reasonable attorneys’ fees that may be incurred by the prevailing party in enforcing the agreements of this Lease, whether incurred as a result of litigation or otherwise.

18.           LANDLORD’S RIGHT OF ENTRY.  Provided that Landlord uses reasonable efforts to minimize interference with Tenant’s use and occupancy of the Premises, Landlord, and those persons authorized by it, shall have the right to enter the Premises at all reasonable times and upon  24 hours prior notice (except in the case of emergency) for the purposes of making repairs, making connections, installing utilities, providing services to the Premises or for any other tenant, making inspections or showing the same to prospective purchasers and/or lenders, as well as at any time in the event of emergency involving possible injury to property or persons in or around the Premises or the Building.  Further, during the last three (3) months of the initial or of any extended term, Landlord and those persons authorized by it shall have the right at reasonable times and upon reasonable notice to show the Premises to prospective tenants.

19.           EMINENT DOMAIN.  If any substantial portion of the Premises is taken under the power of eminent domain (including any conveyance made in lieu thereof) or if such taking shall materially impair the normal operation of Tenant’s business, then either party shall have the right to terminate this Lease by giving written notice of such termination within thirty (30) days after such taking.  If neither party elects to terminate this Lease, Landlord shall repair and restore the Premises (to the extent possible) to substantially the same condition as the Premises existed immediately prior to such taking and the Annual Rental shall be proportionately and equitably reduced.  All compensation awarded for any taking (or the proceeds of a private sale in lieu thereof) shall be the property of Landlord whether such award is for compensation for damages to the Landlord’s or Tenant’s interest in the Premises, and Tenant hereby assigns all of its interest in any such award to Landlord; provided, however, Landlord shall not have any interest in any separate award made to Tenant for Tenant’s Alterations, loss of business, moving expense or the taking of Tenant’s trade fixtures or equipment if a separate award for such items is made to Tenant and if such separate award does not reduce the award to Landlord.

20.           EVENTS OF DEFAULT AND REMEDIES.

(a)           Upon the occurrence of any one or more of the following events (the “Events of Default,” any one an “Event of Default”), the party not in default shall have the right to exercise any rights or remedies available in this Lease, at law or in equity provided same are exercised in accordance with applicable Legal Requirements.  Events of Default shall be:

(i)           Tenant’s failure to pay when due any rental or other sum of money payable hereunder and such failure is not cured within ten (10) days after written notice thereof;

(ii)           Failure by either party to perform any other of the terms, covenants or conditions contained in this Lease if not remedied within thirty (30) days after receipt of written notice thereof, or if such default cannot be remedied within such period, such party does not within thirty (30) days after written notice thereof commence such act or acts as shall be necessary to remedy the default and shall not thereafter complete such act or acts within a reasonable time;

(iii)          Tenant shall become bankrupt or insolvent, or file any debtor proceedings, or file pursuant to any statute a petition in bankruptcy or insolvency or for reorganization, or file a petition for the appointment of a receiver or trustee for all or substantially all of Tenant’s assets and such petition or appointment shall not have been set aside within ninety (90) days from the date of such petition or appointment, or if Tenant makes an assignment for the benefit of creditors, or petitions for or enters into an arrangement; or

(iv)         Tenant allows its leasehold estate to be taken under any writ of execution and such writ is not vacated or set aside within ninety (90) days.

(b)           In addition to its other remedies, Landlord, upon an Event of Default by Tenant, shall have the immediate right, after any applicable grace period expressed herein (but in no event upon less than five (5) days prior written notice), to terminate and cancel this Lease and/or to reenter and remove all persons and properties from the Premises and dispose of such property as it deems fit, all without being guilty of trespass or being liable for any damages caused thereby.  If Landlord reenters the Premises, it may either terminate this Lease or from time to time without terminating this Lease, Landlord shall make such alterations and repairs as may be necessary or appropriate to relet the Premises and relet the Premises upon such terms and conditions as Landlord deems advisable without any responsibility on Landlord whatsoever to account to Tenant for any surplus rents collected.  No retaking of possession of the Premises by Landlord shall be deemed as an election to terminate this Lease unless a written notice of such intention is given by Landlord to Tenant at the time of reentry; but, notwithstanding any such reentry or reletting without termination, Landlord may at any time thereafter elect to terminate for such previous default.  In the event of an elected termination by Landlord, whether before or after reentry, Landlord may recover from Tenant damages, including the costs of recovering the Premises, and Tenant shall remain liable to Landlord for the total Annual Rental as would have been payable by Tenant hereunder for the remainder of the term (which may at Landlord’s election be accelerated to be due and payable in full as of the Event of Default and recoverable as damages equal to the net present value of future rent, discounted at the greater of (i) eight percent (8%) or (ii) the then applicable “discount rate” of the Federal Reserve Bank of Charlotte, North Carolina plus one percent (1.0%) per annum, less the Market Rate (as defined in Exhibit “E” hereof) of the Premises for the remainder of the Term) less the rents actually received from any reletting.  In determining the Annual Rental which would be payable by Tenant subsequent to default, the Annual Rental for the unexpired portion of the term shall be equal (on a monthly basis) to the Annual Rental payable by Tenant immediately prior to the default.  If any rent owing under this Lease is collected by or through an attorney, Tenant agrees to pay Landlord’s reasonable attorneys’ fees to the extent allowed by applicable law.

(c)           In the case of Tenant's default as contemplated herein, Landlord shall have a duty to mitigate its damages.

21.           SUBORDINATION.  This Lease is subject and subordinate to any and all mortgages or deeds of trust now or hereafter placed on the property of which the Premises are a part, and this clause shall be self-operative without any further instrument necessary to effect such subordination; however, if requested by Landlord, Tenant shall promptly execute and deliver to Landlord any such certificate(s) as Landlord may reasonably request evidencing subordination of this Lease to or the assignment of this Lease as additional security for such mortgages or deeds of trust.  Provided, however, in each case the holder of the mortgage or deed of trust shall (which in the case of an existing holder of a mortgage or deed of trust, prior to the Commencement Date) agree that this Lease shall not be divested by foreclosure or other default proceedings thereunder so long as Tenant shall not be in default under the terms of this Lease beyond any applicable cure period set forth herein.  Tenant shall continue its obligations under this Lease in full force and effect notwithstanding any such default proceedings under a mortgage or deed of trust and shall attorn to the mortgagee, trustee or beneficiary of such mortgage or deed of trust, and their successors or assigns, and to the transferee under any foreclosure or default proceedings.  Tenant will, upon request by Landlord, execute and deliver to Landlord or to any other person designated by Landlord, any instrument or instruments required to give effect to the provisions of this paragraph.

      22.           ASSIGNING AND SUBLETTING.  Tenant shall not assign, sublet, mortgage, pledge or encumber this Lease, the Premises, or any interest in the whole or in any portion thereof, directly or indirectly, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, delayed or conditioned.  If Tenant makes any such assignment, sublease, mortgage, pledge or encumbrance with Landlord’s written consent, Tenant will still remain primarily liable for the performance of all terms of this Lease and one-half (1/2) of any rental or any net fees or charges received by Tenant (after deduction by Tenant of  Tenant’s third-party brokerage fees, legal fees, architectural fees, advertising costs and the reasonable costs of refitting or improving the Premises for the proposed assignee or subtenant, and free rent and improvement allowances granted, in connection with such transaction)  in excess of the Annual Rental payable to Landlord hereunder shall be also paid to Landlord as further rental under this Lease.  Landlord’s consent to one assignment or sublease will not waive the requirement of its consent to any subsequent assignment or sublease as required herein.  Notwithstanding the foregoing, Tenant shall have the absolute right to assign this Lease and/or sublet any part or all of the Premises, without the Landlord's consent, to any of Tenant's subsidiary(s), joint venture partner(s), partnership(s), or other affiliated or related entity(s), and/or to a successor(s) in interest to any part and/or all of Tenant's business including, without limitation, a sale of assets ("Permitted Transfer").  A Permitted Transfer shall include a merger or consolidation with another entity and/or an assignment or subletting to another entity which is controlled by Tenant or is under common control of Tenant and other entity.  Regardless of Landlord's consent, no assignment or sublease shall release Tenant of Tenant's obligations hereunder.

23.           TRANSFER OF LANDLORD’S INTEREST.  If Landlord shall sell, assign or transfer all or any part of its interest in the Premises or in this Lease to a successor in interest which expressly assumes the obligations of Landlord hereunder, then Landlord shall thereupon be released or discharged from all covenants and obligations hereunder which accrue after such sale, assignment or transfer, and Tenant shall look solely to such successor in interest for performance of all of Landlord’s obligations which accrue after such sale, assignment or transfer.  Tenant’s obligations under this Lease shall in no manner be affected by Landlord’s sale, assignment, or transfer of all or any part of such interest(s) of Landlord, and Tenant shall thereafter attorn and look solely to such successor in interest as the Landlord hereunder.

24.           COVENANT OF QUIET ENJOYMENT.  Landlord represents that it has full right and authority to lease the Premises and Tenant shall peacefully and quietly hold and enjoy the Premises for the full term hereof so long as Tenant does not default in the performance of any of the terms hereof beyond the expiration of any applicable cure period.

25.           ESTOPPEL CERTIFICATES.  Within ten (10) business days after a request by Landlord, Tenant shall deliver a written estoppel certificate, in form supplied by or acceptable to Landlord, certifying any facts that are then true with respect to this Lease, including without limitation that this Lease is in full force and effect, that no default exists on the part of Landlord or Tenant (or listing such default in case any exists), that Tenant is in possession, that Tenant has commenced the payment of rent, and that Tenant claims no defenses or offsets (or listing such defenses or offsets in case any exists) with respect to payment of rentals under this Lease.  Likewise, within ten (10) business days after a request by Tenant, Landlord shall deliver to Tenant a similar estoppel certificate covering such matters as are reasonably required by Tenant.  Landlord and Tenant shall each agree not to make such request more than 2 times per calendar year.

26.           LIENS.

      (a) Tenant shall do all things necessary to prevent the filing of any mechanics’, materialmen’s or other types of liens whatsoever, against all or any part of the Premises by reason of any claims made by, against, through or under Tenant.  If any such lien is filed against the Premises, Tenant shall either cause the same to be discharged of record within thirty (30) days after filing or, if Tenant in its discretion and in good faith determines that such lien should be contested, it shall furnish such security as may be necessary to prevent any foreclosure proceedings against the Premises during the pendency of such contest.  If Tenant shall fail to discharge such lien within said time period or fail to furnish such security, then Landlord may at its election, in addition to any other right or remedy available to it, discharge the lien by paying the amount claimed to be due or by procuring the discharge by giving security or in such other manner as may be allowed by law.  If Landlord acts to discharge or secure the lien then Tenant shall immediately reimburse Landlord for all sums paid and all costs and expenses (including reasonable attorneys’ fees) incurred by Landlord involving such lien together with interest on the total expenses and costs at the maximum lawful rate.  It is specifically agreed to by the parties that Tenant is not acting as an agent for Landlord and that Landlord shall not be liable for the contracts or liabilities of Tenant.

(b)           Landlord hereby waives any and all liens Landlord may otherwise be entitled to against any and all of Tenant’s personal property, equipment and other assets.

27.           MEMORANDUM OF LEASE.  If requested by Tenant, Landlord shall execute a recordable Memorandum or Short Form Lease, prepared at Tenant’s expense, specifying the exact term of this Lease and such other terms as the parties shall mutually determine.

28.           FORCE MAJEURE.  In the event Landlord or Tenant shall be delayed, hindered or prevented from the performance of any act required hereunder, by reason of governmental restrictions, scarcity of labor or materials, strikes, fire, or any other reasons beyond its reasonable control, the performance of such act shall be excused for the period of delay, and the period for performance of any such act shall be extended as necessary to complete performance after the delay period, provided, however, that Landlord’s or Tenant’s performance of its obligations  under this Lease shall not otherwise be  affected or diminished .  However, the provisions of this paragraph shall in no way be applicable to Tenant’s obligations to pay Annual Rental or Landlord’s or Tenant’s obligations to pay any other sums, monies, costs, charges or expenses required by this Lease.

29.           REMEDIES CUMULATIVE -- NONWAIVER.  Unless otherwise specified in this Lease, no remedy of Landlord or Tenant shall be considered exclusive of any other remedy, but each shall be distinct, separate and cumulative with other available remedies.  Each remedy available under this Lease or at law or in equity may be exercised by Landlord or Tenant from time to time as often as the need may arise.  No course of dealing between Landlord and Tenant or any delay or omission of Landlord or Tenant in exercising any right arising from the other party’s default shall impair such right or be construed to be a waiver of a default.

30.           HOLDING OVER.  Tenant shall have the right to holdover in possession of the Premises for up to six (6) months under the same terms and conditions of this Lease, with the exception that  Tenant shall be allowed to vacate the Premises at any time during such six (6) month period after giving Landlord 30 days prior written notice.  After such six (6) month period, if Tenant continues to remain in possession of the Premises or any part thereof, whether with or without Landlord’s acquiescence, (i) Tenant shall be deemed only a tenant at will and there shall be no renewal of this Lease without a written agreement signed by both parties specifying such renewal, (ii) the “monthly” rental payable by Tenant during any such tenancy at will period shall be one hundred twenty-five percent (125%) of the monthly installments of Annual Rental payable during the final year immediately preceding such expiration, and (iii)  Tenant shall also remain liable for any and all direct damages suffered by Landlord as a result of any holdover without Landlord’s unequivocal written acquiescence.

31.           NOTICES.  Any notice allowed or required by this Lease shall be deemed to have been sufficiently served if the same shall be in writing and (i) placed in the United States mail, via certified mail or registered mail, return receipt requested, with proper postage prepaid or (ii) delivered to any nationally recognized overnight courier, and addressed as follows:

AS TO LANDLORD:	Shopton Ridge Business Park Limited Partnership
c/o American Asset Corporation
3700 Arco Corporate Drive, Suite 350
Charlotte, North Carolina 28273

Attention:                           President with a copy to General Counsel

AS TO TENANT:                         Shutterfly, Inc.
2800 Bridge Parkway
Redwood City, CA 94065

Attention:                           Chief Financial Officer with a copy to Vice President, Legal

The addresses of Landlord and Tenant and the party, if any, to whose attention a notice or copy of same shall be directed may be changed or added from time to time by either party giving notice to the other in the prescribed manner.

32.           LEASING COMMISSION.  Landlord and Tenant represent and warrant each to the other that they have not dealt with any broker(s) or any other person claiming any entitlement to any commission in connection with this transaction except American Asset Corporation and Trammel Crow Services, Inc. (the “Broker”).  Landlord and Tenant agree to indemnify and save each other harmless from and against any and all claims, suits, liabilities, costs, judgments and expenses, including reasonable attorneys’ fees, for any leasing commissions or other commissions, fees, charges or payments resulting from or arising out of their respective actions in connection with this Lease except as to Broker.  Landlord agrees to be responsible for the leasing commission due Broker pursuant to a separate written agreement between Landlord and Broker, and to hold Tenant harmless respecting same.

33.           MISCELLANEOUS.

(a)           Rules and Regulations.  Landlord shall have the right from time to time to prescribe reasonable rules and regulations  (the “Rules and Regulations”) for Tenant’s use of the Premises and the Building, provided same do not materially adversely affect Tenant’s use or occupancy of the Premises or the operation of Tenant’s business.  A copy of Landlord’s current Rules and Regulations respecting the Premises and the Building is attached hereto as Exhibit ”D”.  Subject to paragraph 9 of Exhibit “D” and to paragraph 6 of Exhibit “E” attached hereto, Tenant shall abide by and use reasonable efforts to actively enforce on all its employees, agents, invitees and licensees such regulations including without limitation rules governing parking of vehicles in designated portions of the Building.

(b)           Evidence of Authority.  If requested by Landlord, Tenant shall furnish appropriate legal documentation evidencing the valid existence and good standing of Tenant and the authority of any parties signing this Lease to act for Tenant.

(c)           Limitation of Landlord’s Liability.  If Landlord shall fail to perform any covenant, term or condition of this Lease upon Landlord’s part to be performed, and, as a consequence of such default, Tenant shall recover a money judgment against Landlord, such judgment shall be satisfied solely out of the proceeds of sale received upon execution of such judgment levied thereon against the right, title and interest of Landlord in the Building as the same may then be encumbered; and neither Landlord nor, if Landlord be a partnership, any of the partners comprising Landlord shall have any personal liability for any deficiency.  It is understood and agreed that in no event shall Tenant or any person claiming by or through Tenant have the right to levy execution against any property of Landlord other than its interest in the Building as hereinbefore expressly provided.

(d)           Nature and Extent of Agreement.  This Lease, together with all exhibits hereto, contains the complete agreement of the parties concerning the subject matter, and there are no oral or written understandings, representations, or agreements pertaining thereto which have not been incorporated herein.  This Lease creates only the relationship of Landlord and Tenant between the parties, and nothing herein shall impose upon either party any powers, obligations or restrictions not expressed herein.  This Lease shall be construed and governed by the laws of the state in which the Premises are located.

(e)           Binding Effect.  This Lease shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successors and assigns.  This Lease shall not be binding on Landlord until executed by an authorized representative of Landlord and delivered to Tenant.  No amendment or modification to this Lease shall be binding upon Landlord unless same is in writing and executed by an authorized representative of Landlord.

(f)           Captions and Headings.  The captions and headings in this Lease are for convenience and reference only, and they shall in no way be held to explain, modify, or construe the meaning of the terms of this Lease.

(g)           Intentionally Deleted.

(h)           Intentionally Deleted.

(i)           Lease Review.  The submission of this Lease to Tenant for review does not constitute a reservation of or option for the Premises, and this Lease shall become effective as a contract only upon execution and delivery by Landlord and Tenant.

34.           SEVERABILITY.  If any term or provision of this Lease or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and enforced to the fullest extent permitted by law notwithstanding the invalidity of any other term or provision hereof.

35.           REVIEW OF DOCUMENTS.  If, following the execution of this Lease, either party hereto requests that the other party execute any document or instrument that is other than (i) a document or instrument the form of which is attached hereto as an exhibit, or (ii) a document that solely sets forth facts or circumstances that are then existing and reasonably ascertainable by the requested party with respect to this Lease (e.g., an estoppel certificate), then the party making such request shall be responsible for paying the out-of-pocket costs and expenses, including without limitation, the attorneys fees, incurred by the requested party in connection with the review (and, if applicable, the negotiations) related to such document(s) or instrument(s), regardless of whether such document(s) or instrument(s) is (are) ever executed by the requested party.  In the event the requesting party is Tenant, all such costs and expenses incurred by Landlord in connection with its review and negotiation of any such document(s) or instrument(s) shall be deemed to be Additional Rental due hereunder and shall be payable by Tenant promptly upon demand.

36.           SPECIAL STIPULATIONS.  (Special stipulations shall control if in conflict with any of the foregoing provisions of this Lease.)  See Exhibit ”E” attached hereto and made a part hereof by this reference.

IN WITNESS WHEREOF, the parties have caused this Lease to be duly executed and sealed pursuant to authority duly given as of the day and year first above written.

“LANDLORD”

3915 SHOPTON ROAD, LLC,
a North Carolina limited liability company

By:	/s/ Paul L. Herndon
Name: Paul L. Herndon
Title: Vice President

“TENANT”

SHUTTERFLY, INC., a Delaware corporation

By:	/s/Stephen E. Recht
Name:  Stephen E. Recht
Title: Chief Financial Officer

EXHIBIT “A”

LEGAL DESCRIPTION OF BUILDING SITE

3915 Shopton Road, LLC
 Lot 4, Shopton Ridge Business Park, Phase 1 Map 2
6.3152 Acres

Being a parcel or tract of land located in the City of Charlotte, Mecklenburg County, North Carolina, and being more particularly described as follows:

BEGINNING at an existing iron rod in the center of a 60’ ingress and egress easement and at the southwestern corner of Lot 3 Shopton Ridge, LLC property as recorded in DB. 17877, Pg. 944 at the Mecklenburg County Register of Deeds said iron being furthermore located South 80° 34' 16" East 4,696.40 feet (ground distance) from North Carolina Geodetic Survey control monument “Shopton” (State Plane Grid Coordinates: N: 523,015.0629, E: 1,413,721.9954) thence from said POINT OF BEGINNING and with the northern line of Lots 6 and 7 Shopton Ridge Business Park, Phase 1, Map 2 as recorded in MB. 42, Pg. 915 at the Mecklenburg County Register of Deeds; Thence, N 88° 53' 05" W for a distance of 674.08 feet to an existing iron pin at the southeastern corner of  Lot 5 Shopton Ridge Business Park, Phase 1, Map 2 as recorded in MB. 42, Pg. 915 at the Mecklenburg County Register of Deeds, thence with the eastern line of the aforesaid property N 01° 06' 55" E for a distance of 408.27 feet to an existing iron pin on the southern right of way line of Shopton Road (variable public right of way), thence with the aforesaid right of way line the following five (5) courses: 1) S 89° 04' 13" E for a distance of 100.97 feet to a point, 2) S 88° 36' 45" E for a distance of 196.31 feet to a point, 3) S 89° 01' 10" E for a distance of 196.85 feet to a point, 4)S 88° 49' 27" E for a distance of 107.74 feet to a point, 5) S 88° 55' 16" E for a distance of 72.22 feet to an existing iron rod at the northwestern corner of  Lot 3 Shopton Ridge, LLC property as recorded in DB. 17877, Pg. 944 at the Mecklenburg County Register of Deeds, thence with the western line of the aforesaid property S 01° 06' 55" W a distance of 408.07 feet to the POINT OF BEGINNING; containing 275,090 square feet or 6.3152 acres as shown on a survey by R. B. Pharr & Associates, P.A., dated May 3, 2006 (Map File W-3325).

EXHIBIT “B”

INTENTIONALLY DELETED

EXHIBIT “C”

UPFIT OF PREMISES

1.           LANDLORD’S WORK

Landlord, at Tenant’s sole cost and expense (except as provided in paragraph 2 of this Exhibit ”C”) shall construct all improvements to the Premises which constitute a part of Landlord’s Work (collectively, the “Improvements”) in a good and workmanlike manner and in accordance with the Final Plans and Specifications (as hereinafter defined) and all applicable Legal Requirements.  “Landlord’s Work” shall mean that certain work related to Tenant’s occupancy of the Premises which shall be mutually agreed upon by Landlord and Tenant.   Tenant shall submit to Landlord the proposed floor plan (including description of Landlord’s Work) on or before December 26, 2006.   Landlord shall within five (5) business days from receipt deliver to Tenant, in writing, either approval of the floor plan or detailed comments on any changes reasonably necessary.   If Landlord responds within such five (5) business day period, Tenant shall be responsible for obtaining such changes to the floor plan  as may be agreed upon by the parties and resubmitting for written approval.    If Landlord fails to respond during such five (5) business day period (the “Initial Floor Plan Response Period”), Landlord shall automatically be deemed to have approved the initial floor plan.   The final floor plan, as approved (or deemed approved) by both Landlord and Tenant, is herein referred to as the “Initial Floor Plan”.   If Landlord and Tenant cannot mutually agree upon the Initial Floor Plan on or before January 15, 2007 (the “Initial Floor Plan Approval Deadline Date”), Landlord or Tenant shall have the option, to terminate the Lease.

For purposes of this Lease, Landlord’s Work shall be deemed “substantially complete” when (i) Landlord has completed Landlord’s Work except for punchlist items which do not prevent or materially impair Tenant’s use or occupancy of the Premises, (ii) Tenant can occupy the Premises for the purpose of carrying on its intended business therein,  and (iii) Landlord has procured a temporary or permanent certificate of occupancy for the Premises, which shall allow Tenant to operate its business within the Premises.  Landlord represents and warrants that the Building has been constructed in (i) a good and workmanlike manner, (ii) in accordance with applicable Legal Requirements, and (iii) in accordance with Landlord’s base building shell specifications per the architectural drawings dated February 21, 2006 prepared by Merriman Schmitt which have been approved by both Tenant and Landlord (the “Base Building”).

Notwithstanding anything contained herein to the contrary, Tenant (and not Landlord) shall be solely responsible for any increases in the cost of Landlord’s Work which are attributable to (i) any change orders requested by Tenant to the Final Plans and Specifications which are agreed to between Landlord and Tenant and/or (ii) any Tenant Delay Factors (as described in Paragraph 4 of the Lease).  Such cost increases (subject to application of the Improvements Allowance and Additional Tenant Improvement Allowance, each as hereinafter defined)  shall be payable by Tenant to Landlord  within 30 days of Landlord’s written demand therefor.

Landlord shall have the final plans and specifications (the “Final Plans and Specifications”) for Landlord’s Work prepared, based upon the Initial Floor Plan, and delivered to Tenant for its review and approval (which approval shall not be unreasonably withheld) on or before January 22, 2007.  Such review and approval by Tenant of the Final Plans and Specifications shall be limited solely to those specific items that do not materially conform to the Initial Floor Plan.  Tenant, acting reasonably and in good faith, shall have seven (7) days from Landlord’s delivery of the Final Plans and Specifications to advise Landlord, in writing, as to whether or not Tenant desires any changes to the Final Plans and Specifications.  If Tenant fails to respond during such seven (7) day period (the “Response Period”), Tenant shall automatically be deemed to have approved the Final Plans and Specifications.  If Landlord and Tenant cannot mutually agree upon the Final Plans and Specifications on or before January 30, 2007 (the “Final Plans Approval Deadline Date”), Landlord or Tenant shall have the option, to terminate the Lease.

Within seven (7) business days after the Final Plans and Specifications have been finally approved (or deemed approved) by Tenant, Landlord shall submit the Final Plans and Specifications to the contractors for bidding purposes in accordance with the provisions set forth below.  In the essence of time, Landlord shall hire DSS Corporation as the general contract for Landlord Work.  DSS Corporation agrees to competitively bid the work to all subcontractors and open-book all bids for Tenant and Landlord review and selection.  DSS Corporation shall receive a “cost plus 5%” fee.  Tenant shall have the opportunity to review and provide input concerning the subcontractor bids, which Tenant agrees to do in a timely and good faith manner.

Tenant acknowledges and agrees that Tenant Delay Factors, as defined in paragraph 4 of the Lease, shall include, without limitation, any delays resulting from (i) change orders to the Final Plans and Specifications requested by Tenant or by those acting for or under the direction of Tenant; (ii) the performance or completion by Tenant, or any entity or person employed by Tenant, of any work in or about the Premises or (iii) the failure of Landlord and Tenant to agree on the Final Plans and Specifications on or before the Final Plans Approval Deadline Date, provided that in each such instance Landlord first gives Tenant two (2) business days notice that if Tenant does not  so cure its act or omission  the same will thereafter be considered a Tenant Delay Factor.
.
Except to the extent expressly provided in the Lease, Landlord shall have no liability or obligation whatsoever to remedy, replace or correct any alleged defects and deficiencies in Landlord’s Work; provided, however, that Landlord specifically warrants that  (i) all loading doors will be properly operational for three (3) months after the Commencement Date, absent any negligence of Tenant, and (ii) Landlord shall throughout the term of this Lease (as same may be extended) be responsible for repairing any latent defects in the Improvements at Landlord’s sole cost.  Landlord shall, to the extent permitted by law, assign all warranties associated with the Premises to, and cooperate with, Tenant in the enforcement of any express warranties or guarantees of workmanship or materials given by any contractors, subcontractors, architects, draftsmen, or materialmen relative to Landlord’s Work, the roof or any relevant Building systems.  Notwithstanding anything to the contrary contained herein or in the Lease, Landlord shall not be responsible, to any extent whatsoever, for the repair, remediation or correction of any alleged deficiencies or defects in any materials and workmanship in and concerning Landlord’s Work to the extent that the existence or occurrence of such defects or deficiencies are the result of, or due to, any negligent, willful or intentional or other acts or omissions of Tenant, its agents, employees, contractors, subcontractors, representatives or invitees.  Tenant may not conduct any activities on the Premises that would have the effect of rendering any relevant warranties related to the performance of Landlord’s Work void (unless previously approved by the Landlord), and if Tenant does conduct any such activities and renders any relevant warranty void, Landlord will no longer have any obligations under the terms of the Lease with respect to the component, element or feature of the Improvements that the warranty voided by Tenant’s activities had previously covered.  Except as otherwise provided in this Lease, at no time during the Lease term (as same may be extended pursuant to any renewal option, if any) shall Tenant have any right, of any nature whatsoever, to withhold the timely payment of any rental due under the Lease as a result of, or due to, or because of, any alleged breaches by Landlord under the Lease or the alleged existence of any defects or deficiencies in the Improvements.

Landlord shall obtain all applicable licenses, permits and approvals to complete the Tenant Improvements in accordance with all applicable laws.

Landlord shall give Tenant estimates of the schedule for completion of the Improvements and thirty (30) days prior written notice of the anticipated date the Premises will be ready for occupancy.  Within thirty (30) days following the Commencement Date, Landlord and Tenant shall mutually conduct a walk-through of the Premises and compile a punch list which sets forth any corrective work to be performed by Landlord with respect to the Improvements which Landlord, upon receipt, shall diligently pursue to correct.

Landlord represents and warrants to Tenant that as of the Commencement Date:

(i)           the Premises, including the HVAC, electrical, mechanical, plumbing, sewer and other systems serving the Premises, shall be in good working order;

(ii)          the Improvements and the Building shall not violate any covenants or restrictions of record (if any), or any applicable Legal Requirements having jurisdiction over the Project, and

(iii)         Landlord shall deliver the Premises to Tenant clean and free of debris.

Except as provided in Section 5(c) of the Lease, Tenant shall have no obligation to restore the Premises to their original condition as of the Commencement Date upon lease termination or expiration of the Lease.

Landlord agrees that there shall be no construction management fee payable by Tenant to Landlord to oversee the construction of the Improvements.

2.           IMPROVEMENTS ALLOWANCE

Notwithstanding anything to the contrary herein, Landlord shall contribute an amount (such amount being the “Improvements Allowance”) not to exceed $16.00 per rentable square foot of the Premises ($1,638,400.00 based on the rentable square footage of 102,400) towards the costs incurred by Landlord and/or Tenant in designing, planning and constructing the Improvements.  In the event the costs incurred in connection with designing, planning and constructing the Improvements exceed the Improvements Allowance (subject to application of the Additional Tenant Improvement Allowance, as hereinafter defined), Tenant shall be solely responsible for bearing and paying any such excess costs within thirty (30) days of Landlord’s written demand therefor.  In the event the costs incurred by Landlord and/or Tenant in connection with designing, planning and constructing the Improvements are less than the Improvements Allowance, Tenant shall provide Landlord with written notice prior to August 31, 2007 which may direct Landlord to pay such excess amounts directly to Tenant’s contractor/vendors for additional improvements to the Premises conducted by or for Tenant, or apply such excess amounts against the Minimum Rental payment(s) next due from Tenant until such excess amounts have been exhausted.  Without limiting the foregoing, Landlord acknowledges that “the costs incurred by Landlord and/or Tenant in designing, planning and construction the Improvements” shall be deemed to include the cost to obtain any and all (i) operating permit(s) that Tenant may be required to obtain (if any) in order for Tenant to operate for Tenant’s permitted use as described in Article 6(a) of this Lease; (ii) construction permits (including costs associated with any “express review” process); (iii) space planning; (iv) construction documents; (v) upfit costs; and (vi) any additional costs associated with the upfit.

3.           ADDITIONAL TENANT IMPROVEMENT ALLOWANCE

Upon written request to Landlord, Landlord agrees to provide Tenant with an additional improvement allowance up to a maximum of $250,000.00 (the “Additional Tenant Improvement Allowance”) to be used by Tenant for additional improvements to the Premises, and/or furniture, fixtures or equipment for the Premises.  Any such elected Additional Tenant Improvement Allowance shall be amortized over the entire eighty-nine (89) month term at an annual interest rate of ten percent (10%) and paid by Tenant as part of the Minimum Rent due under the Lease.  Landlord and Tenant shall amend this Lease as necessary to reflect such increased rent obligation.

EXHIBIT “D”

RULES AND REGULATIONS

1.	Restricted Uses. Neither the Premises nor any part of the common areas of the Building or the Business Park shall be used by Tenant for any one or more of the following uses:

(a)	Agriculture or any related use, including any roadside stand for the display and sale of agricultural products and any use which involves the raising, breeding, or keeping of any animals or poultry;

(b)	Processing or slaughter of livestock, swine, poultry or other animals;

(c)	Manufacture of leather goods;

(d)	Manufacture of explosives or explosive agents;

(e)	Manufacture, sale, rental, repair or storage of heavy equipment, buses, trucks, trailers, automobiles, recreational vehicles and mobile or trailer homes;

(f)	Unscreened outdoor storage, outdoor fabrication or outdoor handling of any machinery, parts, material, supplies or products;

(g)	Residential uses;

(h)	Overnight parking of campers, mobile homes, boats, trailers or motor homes;

(i)
Erecting and maintaining structures of a temporary nature, except that during the period of construction of improvements to the Premises, Tenant’s contractors or subcontractors may be permitted to erect or maintain such temporary structures upon Landlord’s prior written approval;

(j)	Jails, prisons, labor camps, penal, detention or correction facilities or farms;

(k)	Cemeteries or mausoleums;

(l)           Mining, including the extraction, processing and removal of sand, gravel, stone, minerals or clay, except for substances used in connection with Tenant’s photo-developing and merchandising processes and services provided such chemicals and other substances are brought into the Premises, used, stored and disposed of in accordance with all Legal Requirements and Environmental Laws;

(m)	Any land fills, any hazardous waste disposal or storage facilities and any incinerators;

(n)	Racetracks, raceways and drag strips; and

(o)	Massage parlors, topless night clubs or similar business operations.

(p)	Fast food restaurants;

(q)	Airports, heliports or helistops, bus or train terminals;

(r)	Hotels or motels;

(s)	Rest stops, rest stations or service stations;

(t)	Flea markets;

(u)	Stadiums;

(v)	Adult care centers;

(x)	Cinemas or movie theaters;

(y)	Night Clubs or bars; and

(z)	Amusement parks, amusement galleries, arcades or turkey shoots.

2.
Nuisances.  Tenant shall not cause any unclean, unhealthy, unsightly or unkempt condition to exist in the Premises or in the common areas of the Building or the Business Park.  Tenant shall not use the Premises or any portion of the common areas of the Building or the Business Park, in whole or in part, for the deposit, storage or burial of any property or thing that will cause the above-mentioned areas to appear to be in an unclean or untidy condition or that will be obnoxious to the eye; nor shall Tenant allow any substance, thing, or material to be kept, utilized or carried out in the Premises or the common areas of the Building or the Business Park that will emit foul or obnoxious odors, fumes, smoke or dust or that will cause any vibration or noise or other condition that will or might disturb the peace, quiet, safety, comfort, or serenity of the occupants of the Building or the Business Park in excess of what is commercially reasonable .  No noxious, offensive or illegal trade or activity shall be carried out in the Premises or in the common areas of the Building or the Business Park.

3.
Restricted Actions on Common Areas of the Building and the Business Park.  Tenant shall not cause or allow any cutting of vegetation, dumping, digging, filling, destruction or other waste to be committed on the common areas of the Building or the Business Park. Tenant shall not cause any obstruction of, or allow or cause anything to be kept or stored on, altered, constructed or planted in, or removed from the common areas of the Building or the Business Park, without Landlord’s prior written consent.

4.
Sign Display.  Subject to the provisions set forth in Article 16 of the Lease, (i) all signage will be coordinated by Landlord throughout the Business Park for uniformity and attractiveness, (ii) the size, shape, design, lighting, materials and location of all signs shall conform to the uniform signage plan for the Business Park, and (iii)  Tenant shall not cause any sign, tag, label, picture, advertisement or notice to be displayed, distributed, inscribed, painted or affixed by Tenant on any part of the Building, the Business Park or the Premises without the prior written consent of Landlord, which consent shall not be unreasonably withheld, delayed or conditioned.

5.
Drives and Parking Areas.  Subject to the provisions set forth in paragraph 6 of Exhibit E to this Lease, (i) all parking shall be within marked parking spaces, (ii)  there shall be no on-street parking and at no time shall Tenant obstruct drives and loading areas intended for the joint use of all tenants of the Building, (iii) the drives and parking areas in the Business Park are for the joint use of all tenants of the Business Park unless specifically marked, (iv) Truck traffic and parking will be restricted to areas designated by Landlord, (v)  Tenant, its employees, agents and invitees shall comply with reasonable parking rules and regulations as they may be posed and distributed from time to time, and (vi)  Tenant is responsible for controlling all of its truck traffic in accordance with the restrictions and regulations imposed by Landlord.

6.
Storage and Trash Disposal.  No materials, supplies or equipment belonging to Tenant shall be stored in any area of the Building or the Business Park, except inside the Premises.  Trash disposal is confined to the receptacles provided by Tenant in a location approved by Landlord and no trash receptacles may be placed in any other location in the Premises, in the Building or in the Business Park

7.
Locks.  No additional locks shall be placed on the doors of the Premises by Tenant.  If Tenant changes any existing locks, Tenant shall immediately furnish Landlord with two keys to such new locks.  Landlord will, without charge, furnish Tenant with two keys for each lock existing upon the entrance door when Tenant assumes possession of the Premises, with the understanding that, at the termination of the Lease, the keys shall be returned.

8.
Improvements, Contractors and Service Maintenance.  Subject to the provisions set forth in Article 5 of the Lease, (i) Tenant shall not make any improvements to the exterior of the Building or the Business Park and Tenant shall not make any structural changes or other material alterations, additions or improvements to the Premises without the prior written consent of Landlord, which such approval shall not be unreasonably withheld, (ii)   Tenant will refer all of Tenant’s contractors, contractors’ representatives and installation technicians rendering any service on or to the Premises to Landlord for Landlord’s approval and supervision before performance of any service, and (iii) this provision shall apply to all work performed in the Premises, including installation of electrical devices and attachments and installations of any nature affecting floors, walls, woodwork, trim, windows, ceilings, equipment or any other physical portion of the Premises, the Building or the Business Park

9.
Regulations for Operation and Use.  Except as permitted in this Lease, Tenant shall not place, install or operate in the Premises or in any part of the Building or the Business Park any engine, stove or machinery, nor shall Tenant conduct any mechanical or cooking operations therein, nor place or use in or about the Premises or any part of the Building or the Business Park any explosives, gasoline, kerosene, oil, acids, caustics or any other flammable, explosive or hazardous material, without the prior written consent of Landlord.

10.
Window Coverings.  Windows facing the Building exterior shall at all times be wholly clear and uncovered (except for such blinds or curtains or other window coverings as Landlord may provide or approve) so that a full unobstructed view of the interior of the Premises may be had from the exterior of the Building.

11.
No Violations of Fire Laws or Health Code.  Tenant shall not do or permit anything to be done in the Premises, or bring or keep anything therein, which will obstruct or interfere with the rights of other tenants in the Building or the Business Park or in any other way injure them or conflict with any laws relating to fires, or with any regulations of the Fire Department or with any insurance policy upon the Building or the Business Park, or any part thereof, or conflict with any of the rules and ordinances of the Board of Health.

12.
No Violations of Laws.  Tenant shall promptly and at its expense execute and comply with all laws, rules, orders, ordinances, including all applicable zoning ordinances, and regulations of the City, County, State or Federal Government, and of any department or bureau of any of them and of any other governmental authority having jurisdiction over the Premises,  to the extent necessary by reason of Tenant’s particular  use or occupancy of the Premises or Tenant’s business conducted therein.    Landlord hereby represents and warrants that Tenant’s intended use of the Premises (as set forth in  Section 6(a) of the Lease) is permitted as of right under the applicable zoning code.

13.
No Use of Roof.  Neither Tenant, nor Tenant’s servants, employees or agents shall go upon the roof of the Building without the written consent of Landlord unless necessary for Tenant to exercise any of its rights under Section 9(b) of the Lease.

14.	No Canvassing. Canvassing, soliciting and peddling in and about the Building and the Business Park is prohibited.

15.
No Loud Musical Devices.  Tenant shall not operate or permit to be operated any musical or sound producing instrument or device inside or outside the Premises which may be heard outside the Premises or by other tenants in the Building or the Business Park in excess of what is commercially reasonable.

16.
Use of Washrooms.  Tenant shall not use the washrooms, restrooms, and plumbing fixtures of the Premises or the Building, and appurtenances thereto, for any purposes other than the purposes for which they were constructed, and Tenant shall not deposit any sweepings, rubbish, rags, or other improper substances therein.  If Tenant or Tenant’s servants, employees, agents, contractors, jobbers, licensees, invitees, guests or visitors cause any damage to such washrooms, restrooms, plumbing fixtures or appurtenances, such damage shall be repaired, at Tenant’s expense, and Landlord shall not be responsible therefor.

17.
No Unpleasant Odors.  Tenant shall not cause or permit any unpleasant odors to emanate from the Premises, or otherwise interfere, injure or annoy in any way other tenants in the Building or the Business Park, or persons conducting business with them in excess of what is commercially reasonable.

18.
Disposal of Crates.  When conditions are such that Tenant must dispose of crates, boxes, etc. on the sidewalk or parking areas on the Land, it will be the responsibility of Tenant to dispose of same only between the hours of 5:45 p.m. until 7:15 a.m unless other times are approved by the Landlord.

19.
No Food Distribution.  No prepared food and/or beverages shall be distributed from the Premises, but, notwithstanding the provisions of Paragraph 9 hereof or this Paragraph 19, Tenant may prepare coffee and similar beverages and warm typical luncheon items for the consumption of Tenant’s employees and invitees.

20.
Location of Improvements.  Tenant will not locate furnishings or cabinets adjacent to mechanical or electrical access panels or over air conditioning outlets in the Premises so as to prevent operating personnel from servicing such units as routine or emergency access may require.  Tenant shall be responsible for any cost associated with moving such furnishings for Landlord’s access to such mechanical or electrical access panels or air conditioning outlets.

21.
Modifications.  Landlord shall have the right from time to time to make any and all such reasonable modifications and additions to these Rules and Regulations as may be necessary for the safety, care, quiet enjoyment and cleanliness of the Building and the Business Park.  Tenant agrees to abide by these Rules and Regulations and any reasonable modifications and additions as are hereafter adopted by Landlord, including, but not limited to, modifications made by Landlord as a result of any changes in the city zoning ordinance, provided same do not materially adversely affect Tenant’s use or occupancy of the Premises or operation of Tenant’s business

EXHIBIT “E”

SPECIAL PROVISIONS

1.           Moving Allowance.  Landlord agrees to provide Tenant with a moving allowance of $0.50 per rentable square foot (“Moving Allowance”) to be paid to Tenant upon receipt of paid moving expenses in connection with Tenant moving its personal property from its existing leased space to the Premises.  This Moving Allowance may also be used for the Improvements, cabling and furnishing the Premises.  Any unused Moving Allowance shall be credited to Tenant’s  monthly Minimum Rental payments next due until such unused Moving Allowance has been exhausted.

2.           Renewal Option.  So long as Tenant is not in default under this Lease beyond any applicable cure period, Tenant is hereby granted the option to renew the term of the Lease as to the entire Premises for three (3) additional periods (“Renewal Term”) of either three (3) or five (5) years in length, as Tenant may elect, to commence at the expiration of the initial Term or each then current Renewal Term.  Any such renewal of this Lease shall be upon the same terms and conditions of this Lease, except there shall be one less renewal option  in each Term and the annual Minimum Rental during the Renewal Term shall be at the then prevailing Market  Rate (as defined below) for comparable buildings in Charlotte, North Carolina.

The “Market Rate” means the rental rate which Landlord and a third party tenant would agree upon for a new lease, as of the commencement date of such Renewal Term, taking into consideration the uses permitted under the Lease, the quality, size, design and location of the Premises, which shall exclude any specialized improvements added by the Tenant, and the rental for a new lease for comparable space located in the vicinity.  The Market Rate shall include any tenant improvements, moving allowances, tenant improvement allowances, abatement of rentals, leasing commissions or other concessions that are then being offered by Landlord or other property owners for space comparable to the Premises.

Tenant shall notify Landlord of its intent to renew by delivering written notice to Landlord at least ten (10) months prior to the expiration of the initial Term, or then current Renewal Term, with Tenant’s election of the length of each such Renewal Term.  Landlord and Tenant shall then mutually determine the applicable Minimum Rental which will apply to such Renewal Term within thirty (30) days after Tenant’s intent notification or such additional time as necessary.  Tenant shall then exercise its option to renew, if at all, by delivering written notice to Landlord six (6) months prior to the expiration of the initial Term, or then current Renewal Term (provided, however, that in no event shall Tenant be given less than thirty (30) days after the Minimum Rental has been agreed upon in which to exercise said option), which such renewal shall be for the length time stated in Tenant’s intent notice and for the Minimum Rental mutually determined by Landlord and Tenant during the preceding month.

3.           Termination Option.  Tenant shall have the right to terminate this lease (“Termination Right”) with at least six (6) months’ prior written notice to Landlord at the end of the fifth (5th) year of the term.  Tenant must exercise this Termination Right, if at all, within thirty (30) days after the last day of the fifth lease year.  Prior to the effective date of such termination, Tenant shall pay to Landlord an amount equal to Landlord’s unamortized costs for this transaction (including, but not limited to, Tenant Improvement Allowance, Additional Tenant Improvement Allowance, moving allowance, brokers fees, and attorney’s fee) plus all amounts needed to cure then existing monetary defaults, if any.

4.           Rights of First Refusal.  So long as Tenant is not in default of this Lease beyond applicable cure periods and Tenant has not exercised its option set forth in paragraph 5 of this Exhibit  “E”, and subject to any and all prior rights of first refusal granted for space in the Building as of the date of this Lease, in the event  any premises in the  to-be-built adjacent Shopton 18-C building (“Building 18-C”) which is owned by an affiliate of Landlord becomes available for rent, Landlord shall so notify Tenant.  Thereupon, Tenant shall, for a period of ten (10) business days following receipt of such notice, have a right and option to lease such premises at Market Rent and terms for the intended use for the remainder of the term of this Lease (as may be extended).  Upon addition of space to the Premises pursuant to the exercise by Tenant of its option hereunder, Landlord and Tenant shall execute and deliver an amendment to this Lease confirming the same (or, at Tenant’s option, enter into a separate lease for such premises).  Notwithstanding anything in this Lease to the contrary, the right of first refusal granted to Tenant pursuant to this paragraph (i) is not applicable during the final twelve (12) months of the initial Term or any Renewal Term, unless Tenant has exercised its next Renewal Term, if any, in accordance with this Lease, and (ii) shall have no impact on Tenant’s right to exercise its Termination Right for the Premises in accordance with paragraph 3 of this Exhibit “E” (it being understood and agreed that Tenant shall also terminate the lease for Building 18-C at the same time as the Premises, if at all, by reimbursing Landlord for all unamortized costs for the Building 18-C transaction (as described in paragraph 3 of this Exhibit “E”).

5.           Right of First Refusal on Building 18-C (50,000 square feet minimum).  So long as Tenant is not in default of this Lease beyond applicable cure periods, Tenant shall have the option of leasing a minimum of 50,000 square feet in Building 18-C from its owner, which is an affiliate of Landlord.  Tenant must exercise such right, if at all, by providing written notice to Landlord on or before the date which is three (3) months from the date that Tenant receives notice from Landlord of the completion of the Building 18-C shell.  The terms and conditions of any lease in Building18-C shall be on the same terms and conditions as this Lease (including, without limitation, eight (8) months free Annual Rental), as may be adjusted based on the actual square footage leased (i.e. the rental rate and improvement allowance shall be the same per square foot, but will be adjusted if the lease for Building 18-C is not for 102,400 square feet).  In the event any such lease is executed for space in Building 18-C (the “18-C Lease”), the Term of this Lease shall be amended to be a full eighty-nine (89) months from the commencement date of the new 18-C Lease (at the same 3% annual increases in Minimum Rent) such that both leases are coterminous. Notwithstanding anything in this Lease to the contrary, the right of first refusal granted to Tenant pursuant to this paragraph (i) is not applicable during the final twelve (12) months of the initial Term or any Renewal Term, unless Tenant has exercised its next Renewal Term, if any, in accordance with this Lease, and (ii) shall have no impact on Tenant’s right to exercise its Termination Right for the Premises in accordance with paragraph 3 of this Exhibit “E” (it being understood and agreed that Tenant shall also have the right to terminate the lease for Building 18-C at the same time as the Premises by reimbursing Landlord for all unamortized costs for the Building 18-C transaction (as described in paragraph 3 of this Exhibit “E”).

6.           Right of First Refusal on Building 18-D (25,000 square feet minimum).  So long as Tenant is not in default of this Lease beyond applicable cure periods and subject to any and all prior rights of first refusal granted for space in the Building as of the date of this Lease, in the event any premises containing at least 25,000 square feet in the to-be-built Shopton 18-D building (“Building 18-D”) which is owned by an affiliate of Landlord becomes available for rent, Landlord shall so notify Tenant.  Thereupon, Tenant shall, for a period of ten (10) business days following receipt of such notice, have a right and option to lease such premises at Market Rent and terms for the intended use for the remainder of the term of this Lease (as may be extended).  Upon addition of space to the Premises pursuant to the exercise by Tenant of its option hereunder, Landlord and Tenant shall execute and deliver an amendment to this Lease confirming the same (or,  at  Tenant’s option, enter into a separate lease for such premises) .  Notwithstanding anything in this Lease to the contrary, the right of first refusal granted to Tenant pursuant to this paragraph (i) is applicable at all times during the initial Term (and any Renewal Term), but is not applicable during the final twelve (12) months of the initial Term or any Renewal Term unless Tenant has exercised its next Renewal Term, if any, in accordance with this Lease, and (ii) shall have no impact on Tenant’s right to exercise its Termination Right for the Premises in accordance with paragraph 3 of this Exhibit “E” (it being understood and agreed that Tenant shall also have the right to terminate the lease for Building 18-D at the same time as the Premises by reimbursing Landlord for all unamortized costs for the Building 18-D transaction (as described in paragraph 3 of this Exhibit “E”).

7.           Parking.   During the term of this Lease (as same may be extended), Tenant shall have the right to park vehicles in a minimum of 390 unreserved parking stalls on the property known as Shopton 18B, as reflected on Exhibit “E-1”, which Exhibit “E-1” shall subsequently be attached hereto after agreed to by Landlord and Tenant.  Landlord acknowledges that it will work with Tenant to provide extra parking areas in the rear of the Premises, or work with Tenant to find a suitable solution such as cross-parking with the adjacent buildings, in the event there are any parking problems during the term of the Lease to ensure that Tenant has a minimum of 390 parking stalls in the event Tenant uses some of the above referenced 390 parking spaces as a truck court.

8.           Contingency.  Tenant’s obligations under this Lease are contingent upon Tenant  obtaining a Charlotte-Mecklenburg Business Investment Grant (the “Grant”) from the City of Charlotte and County of Mecklenburg in an amount of at least $450,000 within thirty (30) days from the date of this Lease (the “Contingency”).  If Tenant does not receive the Grant within such thirty (30) day period, Tenant shall have the right to terminate this Lease by written notice to Landlord, in which event this Lease shall be null and void, and neither party shall have any further rights or obligations to the other.

9.           Access.  Tenant shall have access to the Premises and Building 24 hours per day, 7 days per week, 365 days per year.

10.           Street Name.  Upon written request from Tenant, and subject to all necessary approvals from the City of Charlotte and County of Mecklenburg, Landlord agrees to promptly (re)name the interior street immediately abutting the Building to be “Shutterfly Road”, “Shutterfly Street” or other similar name (containing the word “Shutterfly”) to be agreed upon by Landlord and Tenant.

11.           Environmental Matters.

(a)  Definitions.  For purposes of this Lease:

(1)  The term "Environmental Law" shall mean and refer to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), 42 U.S.C. §9601, et seq.; the Federal Resource Conservation and Recovery Act of 1976 ("RCRA"), 42 U.S.C. §6901, et seq.; the Federal Water Pollution Control Act, 33 U.S.C. §1251, et seq.; the Clean Air Act, 42 U.S.C. §7401, et seq.; all as the same may be from time to time amended, and any other federal, state, county, municipal, local or other statute, law, ordinance or regulation which relates to or deals with human health or the environment, including, without limitation, all regulations promulgated by a regulatory body pursuant to any such statute, law, ordinance or regulation.

(2)  The terms "Hazardous Substance" and "Hazardous Substances" shall mean and refer to asbestos, radon, urea-formaldehyde, polychlorinated biphenyls ("PCBs"), or substances containing PCBs, nuclear fuel or materials, radioactive materials, explosives, known carcinogens, petroleum products and bi-products, and any substance defined as hazardous or toxic or as a contaminant or pollutant in, or the release or disposal of which is regulated by any Environmental Law.

(b)  Landlord's Representations and Warranties.  Landlord represents that, except as set forth in that certain “Report of Phase I Environmental Site Assessment Update” dated May 15, 2006 prepared for Landlord by MACTEC:

(1)  no Hazardous Substances are now or have ever been located, produced, treated, stored, transported, incorporated, discharged, emitted, released, deposited or disposed of in, upon, under, over or from the Building in violation of any Environmental Law;

(2) no threats exist of a discharge, release or emission of Hazardous Substances in, upon, under, over or from the Building into the environment in violation of any Environmental Law;

(3)  the Building has not ever been used as or for a mine, a landfill, a dump or other disposal facility, industrial or manufacturing purposes, auto repair, a dry cleaner, or a gasoline service station;

(4)  neither the Building nor any part thereof is in violation of any Environmental Law, no notice of any such violation or any alleged violation thereof has ever been issued or given by any governmental entity or agency, and there is not now nor has there ever been any investigation or report involving the Building by any governmental entity or agency which is in any way related to Hazardous Substances;

(5)  no person, party or private or governmental agency or entity has given any notice of or asserted any claim, cause of action, penalty, cost or demand for payment or compensation, directly or indirectly, resulting from or allegedly resulting from any activity or event described in (1), (2) or (4) above;

(6) there are not now, nor have there ever been, any actions, suits, proceedings or damage settlements relating in any way to Hazardous Substances in, upon, under, over or from the Building;

(7)  the Building is not listed in the United States Environmental Protection Agency's National Priorities List of Hazardous Waste Sites, CERCLIS, or any other list of hazardous sites maintained by any federal, state or local governmental agency;

(8) the Building is subject to no lien or claim for lien in favor of any governmental entity or agency as a result of any release or threatened release of any Hazardous Substances.

EXHIBIT “E-1”

Parking

[TO BE ATTACHED AFTER LEASE EXECUTION ONCE AGREED TO BY PARTIES]

EXHIBIT “F”

TENANT:                                _________________________
PROJECT:                                _________________________

To:           Landlord

Re:           Lease Pertaining to ________________________ (the "Project")

Ladies and Gentlemen:

The undersigned, as tenant ("Tenant"), hereby states and declares as follows:

1.           Tenant is the lessee under that certain lease (the "Lease") pertaining to the Project which is dated _______.

2.           The Lease is for the following portion of the Project ______________________________(the "Demised Premises") (if the entire Project, so state):

3.           The Lease has not been modified or amended except by the following documents (if none, so state): _________

4.           The initial term of the Lease commenced on _________, 2____ and shall expire on ______, 2_____, unless sooner terminated in accordance with the terms of the Lease.

Very truly yours,

TENANT:

Shutterfly, Inc.,
a Delaware corporation

By ___________________________
Name: ________________________
Its: ___________________________

AGREED TO THIS ___ DAY OF ___, 200_:

LANDLORD:

3915 SHOPTON ROAD, LLC

By: ________________________
Name: _____________________
Its: ________________________

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (this “First Amendment”) is made and entered into as of this 26th day of February 2007, by and between 3915 SHOPTON ROAD, LLC, a North Carolina limited liability company (hereinafter referred to as "Landlord"), and SHUTTERFLY, INC., a Delaware corporation (hereinafter referred to as "Tenant").

RECITALS:

A.  Landlord and Tenant have previously entered into that certain Lease Agreement dated December 22, 2006 (the “Lease”) for the occupancy of approximately 102,400 rentable square feet of space (the “Premises”) known as building Shopton 18-B, in the Shopton Ridge Business Park, Charlotte, North Carolina (the “Building”).

B.  Landlord and Tenant desire to amend the Lease as hereinafter set forth.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant do hereby enter into this First Amendment and amend the Lease as set forth below.  All terms used but not defined herein shall have the meanings set forth in the Lease.

1.
Commencement Date.  The Commencement Date, which is defined in the first sentence of Section 2 of the Lease, is hereby amended to mean “the later of May 30, 2007 or upon substantial completion of Phase I of Landlord’s Work, as defined in Exhibit “C” attached to this First Amendment and made a part hereof.”

2.	Delivery of Possession. Section 4 of the Lease is hereby deleted in its entirety and the following is substituted in lieu thereof:

“Landlord will deliver the Premises to Tenant in phases beginning with Phase I delivered on the Commencement Date, with Landlord’s Work for each Phase (as defined in Paragraph 1 of Exhibit ”C” attached hereto) substantially completed in accordance with the Final Plans and Specifications (as defined in paragraph 1 of said Exhibit ”C”), subject to revisions as mutually agreed to in writing by Landlord and Tenant, as evidenced, if requested by Tenant, by the certification of Landlord’s architect or other designated engineering  representative.  Tenant shall be given access to the Premises upon written request to Landlord not more than sixty (60) days prior to the Commencement Date, for the purposes of preparing the Premises for Tenant’s use.  With the exception of any Annual Rental payments due, all terms and conditions of this Lease shall apply to Tenant upon such occupancy.  Tenant shall coordinate such occupancy with Landlord and shall not interfere with Landlord’s completion of Landlord’s Work.  If Landlord for any reason whatsoever cannot substantially complete Landlord’s Work and deliver possession of Phase I to Tenant on the Commencement Date as above specified, this Lease shall not be void or voidable nor shall Landlord be liable to Tenant for any loss or damage resulting therefrom; but in that event  (except to the extent that any such delay(s) has been caused by Tenant or its agent(s), employee(s), contractor(s) or subcontractor(s) (collectively, “Tenant Delay Factors”), and provided that in each such instance Landlord first gives Tenant written notice that if Tenant does not so cure its act or omission within two (2) business days the same will thereafter be considered a Tenant Delay Factor, the Commencement Date shall be adjusted to be the date when Landlord does in fact substantially complete Landlord’s Work and deliver possession of Phase I to Tenant.  Notwithstanding anything herein to the contrary, in the event Landlord’s Work for Phase I is not complete by the date (such date referred to herein as the “Delivery Date”) which is one hundred twenty (120) days after approval (or deemed approval) by Landlord and Tenant of the Final Phase I Plans and Specification (as hereinafter defined), except for reasons of Tenant Delay Factors or force majeure (which force majeure delays shall only be extended by up to 90 days), Tenant shall be granted three (3) days of free Minimal Rental for every day beyond the Delivery Date until Landlord’s Work for Phase I has been complete, and the Rent Commencement Date shall be adjusted accordingly.  In the event Landlord is unable to deliver the Premises by September 30, 2007, Tenant may terminate this Lease with no further obligation by providing Landlord written notice on or before October 10, 2007.”

3.	Upfit of the Premises. Exhibit “C” to the Lease, Upfit of the Premises, is hereby deleted in its entirety and the revised Exhibit “C” attached hereto is substituted in lieu thereof.

4.	Exhibit “E” to the Lease.

a. Section 5 of Exhibit “E” to the Lease is hereby deleted in its entirety and the following substituted therefor:

“5.           Right of First Refusal on Building 18-C (50,000 square feet minimum).  So long as Tenant is not in default of this Lease beyond applicable cure periods, Tenant shall have the option of leasing a minimum of 50,000 square feet in Building 18-C from its owner, which is an affiliate of Landlord (“Landlord’s Affiliate”).  Tenant must exercise such right, if at all, by providing written notice to Landlord on or before the date which is three (3) months from the date that Tenant receives notice from Landlord of the completion of the Building 18-C shell.  The terms and conditions of any lease in Building 18-C shall (i) be on the same terms and conditions as this Lease (including, without limitation, eight (8) months free Annual Rental), as may be adjusted based on the actual square footage leased (i.e. the rental rate and improvement allowance shall be the same per square foot, but will be adjusted if the lease for Building 18-C is not for 102,400 square feet), and (ii) (subject to approval by Landlord, Landlord’s Affiliate, the applicable lenders for Landlord and Landlord’s Affiliate and further subject to applicable Legal Requirements) give Tenant the right, at Tenant’s sole cost and expense (subject to application of the Improvements Allowance and the Additional Tenant Improvement Allowance, each as hereinafter defined), to (a) block-off the back side of the driveway between Building 18-C and Building 18-B and create an enclosed walkway between such buildings as shown on Exhibit “E-2” attached hereto (the “Walkway”), and (b) lay conduit between such buildings.  Tenant acknowledges that it will be solely responsible for all maintenance and repair of the Walkway and upon written demand from Landlord must remove the same at the expiration or earlier termination of the Lease and restore the parking lot to its condition prior to installation of the Walkway.  In the event any such lease is executed for space in Building 18-C (the “18-C Lease”), the Term of this Lease shall be amended to be a full eighty-nine (89) months from the commencement date of the new 18-C Lease (at the same 3% annual increases in Minimum Rent) such that both leases are coterminous. Notwithstanding anything in this Lease to the contrary, the right of first refusal granted to Tenant pursuant to this paragraph (i) is not applicable during the final twelve (12) months of the initial Term or any Renewal Term, unless Tenant has exercised its next Renewal Term, if any, in accordance with this Lease, and (ii) shall have no impact on Tenant’s right to exercise its Termination Right for the Premises in accordance with paragraph 3 of this Exhibit “E” (it being understood and agreed that Tenant shall also have the right to terminate the lease for Building 18-C at the same time as the Premises by reimbursing Landlord for all unamortized costs for the Building 18-C transaction (as described in paragraph 3 of this Exhibit “E”).”

b.           Section 7 of Exhibit “E” to the Lease is hereby deleted in its entirety and the following substituted therefor:

“7.           Parking.   During the term of this Lease (as same may be extended), Tenant shall have the right to park vehicles in a minimum of 275 unreserved parking stalls on the property known as Shopton 18B, as reflected on Exhibit “E-1” attached hereto.  Landlord acknowledges that it will work with Tenant to provide extra parking areas in the rear of the Premises, or work with Tenant to find a suitable solution such as cross-parking with the adjacent buildings, in the event that (i) there are any parking problems during the term of the Lease, or (ii) Tenant anticipates a short-term increase in the number of parking stalls required to support peak production periods, or (iii) Tenant determines that it needs more than 275 parking spaces.  Tenant acknowledges that such 275 parking stalls will be available only until Tenant constructs the Walkway, if at all, and subsequent to such Walkway construction, Tenant’s parking stalls will be reduced beyond 275 stalls by the number lost for Tenant’s Walkway.”

c.           Section 8 (Contingency) of Exhibit “E” to the Lease is hereby deleted in its entirety.

5.	Ratification. Except as modified and amended by this First Amendment, all terms and conditions of the Lease shall remain in full force and effect.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Second Amendment as of the date set forth above.

LANDLORD:

3915 SHOPTON ROAD, LLC,
a North Carolina limited liability company

By:  /s/Paul Herndon
         Name: Paul Herndon
         Title: Vice President

TENANT:

SHUTTERFLY, INC.,
a Delaware corporation

By: /s/Stephen E. Recht
Name: Stephen E. Recht
Title: Chief Financial Officer

EXHIBIT “C”

Upfit of Premises

1.           LANDLORD’S WORK

Landlord, at Tenant’s sole cost and expense (except as provided in paragraph 2 of this Exhibit ”C”) shall construct all improvements to the Premises which constitute a part of Landlord’s Work (collectively, the “Improvements”) in a good and workmanlike manner and in accordance with the Final Plans and Specifications (as hereinafter defined) and all applicable Legal Requirements.  “Landlord’s Work” shall mean that certain work related to Tenant’s occupancy of the Premises which shall be mutually agreed upon by Landlord and Tenant.   Tenant acknowledges that Landlord’s Work shall proceed in multiple phases (each a “Phase”).  Tenant has not yet completed final design plans for all Phases. Landlord and Tenant shall mutually decide upon the scope and completion date(s) for each of the Phases.

For purposes of this Lease, Landlord’s Work for each Phase shall be deemed “substantially complete” when (i) Landlord has completed Landlord’s Work for such Phase except for punchlist items which do not prevent or materially impair Tenant’s use or occupancy of such Phase, (ii) Tenant can occupy the completed Phase for the purpose of carrying on its intended business therein,  and (iii) Landlord has procured a temporary or permanent certificate of occupancy for such Phase, which shall allow Tenant to operate its business within the Phase.  Landlord represents and warrants that the Building has been constructed in (a) a good and workmanlike manner, (b) in accordance with applicable Legal Requirements, and (c) in accordance with Landlord’s base building shell specifications per the architectural drawings dated February 21, 2006 prepared by Merriman Schmitt which have been approved by both Tenant and Landlord (the “Base Building”).

Notwithstanding anything contained herein to the contrary, Tenant (and not Landlord) shall be solely responsible for any increases in the cost of Landlord’s Work which are attributable to (i) any change orders requested by Tenant to the Final Plans and Specifications which are agreed to between Landlord and Tenant and/or (ii) any Tenant Delay Factors (as described in Paragraph 4 of the Lease).  Such cost increases (subject to application of the Improvements Allowance and Additional Tenant Improvement Allowance, each as hereinafter defined) shall be payable by Tenant to Landlord within 30 days of Landlord’s written demand therefor.

Landlord shall have the final plans and specifications prepared for Phase I of Landlord’s Work (the “Final Phase I Plans and Specifications”) and delivered to Tenant for its review and approval (which approval shall not be unreasonably withheld) on or before March 13, 2007.    Tenant, acting reasonably and in good faith, shall have seven (7) days from Landlord’s delivery of the Final Phase I Plans and Specifications to advise Landlord, in writing, as to whether or not Tenant desires any changes to the Final Phase I Plans and Specifications.  If Tenant fails to respond during such seven (7) day period, Tenant shall automatically be deemed to have approved the Final Phase I Plans and Specifications.  Landlord, acting reasonably and in good faith, shall have four (4) business days from Tenant’s delivery of Tenant’s response to advise Tenant, in writing, as to whether or not Landlord desires any changes to Tenant’s proposed changes to the Final Phase I Plans and Specifications.  If Landlord fails to respond during such four (4) day period, Landlord shall automatically be deemed to have approved Tenant’s proposed changes to the Final Phase I Plans and Specifications.

Landlord, acting reasonably and in good faith, shall have seven (7) days from Tenant’s delivery of the final plans and specifications for the Phases (other than Phase I) of Landlord’s Work (the “Final Remaining Phases Plans and Specifications”) to advise Tenant, in writing, as to whether or not Landlord desires any changes to the Final Remaining Phases Plans and Specifications.  If Landlord fails to respond during such seven (7) day period, Landlord shall automatically be deemed to have approved the Final Remaining Phases Plans and Specifications.  Tenant, acting reasonably and in good faith, shall have four (4) business days from Landlord’s delivery of Landlord’s response to advise Landlord, in writing, as to whether or not Tenant desires any changes to Landlord’s proposed changes to the Final Remaining Phases Plans and Specifications.  If Tenant fails to respond during such four (4) business day period, Tenant shall automatically be deemed to have approved Landlord’s proposed changes to the Final Remaining Phases Plans and Specifications.  Within seven (7) business days after the Final Remaining Phases Plans and Specifications have been finally approved (or deemed approved) by Landlord and Tenant, Landlord shall submit such Final Remaining Phases Plans and Specifications to the contractors for bidding purposes in accordance with the provisions set forth below.

The Final Phase I Plans and Specifications and the Final Remaining Phases Plans and Specifications, shall sometimes collectively be referred to as the “Final Plans and Specifications.”

In the essence of time, Landlord shall hire DSS Corporation as the general contract for Landlord Work.  DSS Corporation agrees to competitively bid the work to all subcontractors and open-book all bids for Tenant and Landlord review and selection.  DSS Corporation shall receive a “cost plus 5%” fee.  Tenant shall have the opportunity to review and provide input concerning the subcontractor bids, which Tenant agrees to do in a timely and good faith manner.

Tenant acknowledges and agrees that Tenant Delay Factors, as defined in paragraph 4 of the Lease, shall include, without limitation, any delays resulting from (i) change orders to the Final Phase I Plans and Specifications or subsequent approved plans and specifications for the remaining phases of construction, requested by Tenant or by those acting for or under the direction of Tenant; (ii) the performance or completion by Tenant, or any entity or person employed by Tenant, of any work in or about the Premises; (iii) the failure of Tenant to supply adequate information to Landlord to prepare the Final Phase I Plans and Specifications by March 13, 2007; or (iv) the failure of Landlord and Tenant to mutually agree on the Final Phase I Plans and Specifications or subsequent plans and specifications for the remaining phases of construction in a timely manner, provided that in each such instance Landlord first gives Tenant two (2) business days notice that if Tenant does not  so cure its act or omission  the same will thereafter be considered a Tenant Delay Factor.

Except to the extent expressly provided in the Lease, Landlord shall have no liability or obligation whatsoever to remedy, replace or correct any alleged defects and deficiencies in Landlord’s Work; provided, however, that Landlord specifically warrants that  (i) all loading doors will be properly operational for three (3) months after the Commencement Date, absent any negligence of Tenant, and (ii) Landlord shall throughout the term of this Lease (as same may be extended) be responsible for repairing any latent defects in the Improvements at Landlord’s sole cost.  Landlord shall, to the extent permitted by law, assign all warranties associated with the Premises to, and cooperate with, Tenant in the enforcement of any express warranties or guarantees of workmanship or materials given by any contractors, subcontractors, architects, draftsmen, or materialmen relative to Landlord’s Work, the roof or any relevant Building systems.  Notwithstanding anything to the contrary contained herein or in the Lease, Landlord shall not be responsible, to any extent whatsoever, for the repair, remediation or correction of any alleged deficiencies or defects in any materials and workmanship in and concerning Landlord’s Work to the extent that the existence or occurrence of such defects or deficiencies are the result of, or due to, any negligent, willful or intentional or other acts or omissions of Tenant, its agents, employees, contractors, subcontractors, representatives or invitees.  Tenant may not conduct any activities on the Premises that would have the effect of rendering any relevant warranties related to the performance of Landlord’s Work void (unless previously approved by the Landlord), and if Tenant does conduct any such activities and renders any relevant warranty void, Landlord will no longer have any obligations under the terms of the Lease with respect to the component, element or feature of the Improvements that the warranty voided by Tenant’s activities had previously covered.  Except as otherwise provided in this Lease, at no time during the Lease term (as same may be extended pursuant to any renewal option, if any) shall Tenant have any right, of any nature whatsoever, to withhold the timely payment of any rental due under the Lease as a result of, or due to, or because of, any alleged breaches by Landlord under the Lease or the alleged existence of any defects or deficiencies in the Improvements.

Landlord shall obtain all applicable licenses, permits and approvals to complete the Tenant Improvements in accordance with all applicable laws.

Landlord shall give Tenant estimates of the schedule for completion of each Phase of the Improvements and thirty (30) days prior written notice of the anticipated date each Phase of the Premises will be ready for occupancy.  Within thirty (30) days following the Commencement Date, and thereafter within thirty (30) days following the completion of each remaining Phase, Landlord and Tenant shall mutually conduct a walk-through of the Premises and compile a punch list which sets forth any corrective work to be performed by Landlord with respect to the Improvements which Landlord, upon receipt, shall diligently pursue to correct.

Landlord represents and warrants to Tenant with respect to each completed Phase, that as of the date each Phase is delivered to Tenant:

(i)           such Phase, including the HVAC, electrical, mechanical, plumbing, sewer and other systems serving that Phase within the Building, shall be in good working order;

(ii)           the Improvements within such completed Phase, and the Building upon completion of all Phases, shall not violate any covenants or restrictions of record (if any), or any applicable Legal Requirements having jurisdiction over the Project, and

(iii)          Landlord shall deliver each Phase to Tenant clean and free of debris.

Except as provided in Section 5(c) of the Lease, Tenant shall have no obligation to restore the Premises to their original condition as of the Commencement Date upon lease termination or expiration of the Lease.

Landlord agrees that there shall be no construction management fee payable by Tenant to Landlord to oversee the construction of the Improvements.

2.           IMPROVEMENTS ALLOWANCE

Notwithstanding anything to the contrary herein, Landlord shall contribute an amount (such amount being the “Improvements Allowance”) not to exceed $16.00 per rentable square foot of the Premises ($1,638,400.00 based on the rentable square footage of 102,400) towards the costs incurred by Landlord and/or Tenant in designing, planning and constructing the Improvements.  In the event the costs incurred in connection with designing, planning and constructing the Improvements exceed the Improvements Allowance (subject to application of the Additional Tenant Improvement Allowance, as hereinafter defined), Tenant shall be solely responsible for bearing and paying any such excess costs within thirty (30) days of Landlord’s written demand therefor.  In the event the costs incurred by Landlord and/or Tenant in connection with designing, planning and constructing the Improvements are less than the Improvements Allowance, Tenant shall provide Landlord with written notice prior to August 31, 2007 which may direct Landlord to pay such excess amounts directly to Tenant’s contractor/vendors for additional improvements to the Premises conducted by or for Tenant, or apply such excess amounts against the Minimum Rental payment(s) next due from Tenant until such excess amounts have been exhausted.  Without limiting the foregoing, Landlord acknowledges that “the costs incurred by Landlord and/or Tenant in designing, planning and construction the Improvements” shall be deemed to include the cost to obtain any and all (i) operating permit(s) that Tenant may be required to obtain (if any) in order for Tenant to operate for Tenant’s permitted use as described in Article 6(a) of this Lease; (ii) construction permits (including costs associated with any “express review” process); (iii) space planning; (iv) construction documents; (v) upfit costs; and (vi) any additional costs associated with the upfit.

3.           ADDITIONAL TENANT IMPROVEMENT ALLOWANCE

Upon written request to Landlord, Landlord agrees to provide Tenant with an additional improvement allowance up to a maximum of $250,000.00 (the “Additional Tenant Improvement Allowance”) to be used by Tenant for additional improvements to the Premises, and/or furniture, fixtures or equipment for the Premises.  Any such elected Additional Tenant Improvement Allowance shall be amortized over the entire eighty-nine (89) month term at an annual interest rate of ten percent (10%) and paid by Tenant as part of the Minimum Rent due under the Lease.  Landlord and Tenant shall amend this Lease as necessary to reflect such increased rent obligation.

EXHIBIT “E-1”

Parking

18-A
4015 SHOPTON RD.
BUILDING 18-B
102,400 SQ. FT.
275 SPACES
4015 SHOPTON RD.
BUILDING 18-C
108,800 SQ. FT.
SHOPTON ROAD

SHOPTON RIDGE

02/26/07

EXHIBIT “E-2”

Enclosed Walkway

Exhibit "E-2"

SIRONA DRIVE
390 TOTAL SPACES
PINECREST DRIVE
SHOPTON ROAD (S.R. 1155)

SHOPTON RIDGE

938 TOTAL PARKING SPACES

11/09/06

SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE (this “Second Amendment”) is made and entered into this 31st day of October, 2007, by and between 3915 SHOPTON ROAD, LLC, a North Carolina limited liability company (hereinafter referred to as "Landlord"), 4015 SHOPTON ROAD, LLC, a North Carolina limited liability company (“Temporary Landlord”) and SHUTTERFLY, INC., a Delaware corporation (hereinafter referred to as "Tenant").

RECITALS:

A.  Landlord and Tenant have previously entered into that certain Lease Agreement dated December 22, 2006; as amended by that certain First Amendment to Lease dated February 26, 2006, (as amended, the “Lease”) for the occupancy of approximately 102,400 rentable square feet of space (the “Premises”) known as building Shopton 18-B, in the Shopton Ridge Business Park, Charlotte, North Carolina (the “Building”).

B.  Temporary Landlord owns that certain building adjacent to the Premises known as Shopton 18-C (the “Temporary Building”).  Tenant desires to lease temporary storage space from Temporary Landlord upon the same terms and conditions as the Lease, except as set forth herein.

C.  Landlord and Tenant desire to amend the Lease as hereinafter set forth and Temporary Landlord executes this Second Amendment evidencing its consent and acknowledgement of the terms and conditions of lease of the Temporary Premises.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant do hereby enter into this Second Amendment and amend the Lease as set forth below.  All terms used but not defined herein shall have the meanings set forth in the Lease.  All Recitals are incorporated herein as if fully set forth below.

1. Signage.  Landlord hereby approves the signage proposal as defined in Exhibit “A” attached to this Second Amendment and made a part hereof. Tenant agrees to remove said signage from the Building upon Lease expiration or earlier termination and return any portion of the Building façade affected by such signage removal to its original condition, ordinary wear and tear excepted.

2.           Temporary Premises.  Landlord hereby leases to Tenant, and Tenant hereby accepts and rents from Landlord, for the period of November 1, 2007 (“Temporary Premises Commencement Date”) through and including January 31, 2008 (the “Temporary Premises Term”, that certain office/warehouse space (the “Temporary Premises”) containing approximately 19,200 rentable square feet as shown on the attached Exhibit B in the Temporary Building.  Tenant acknowledges that Landlord shall be permitted to show the Temporary Premises to prospective tenants upon reasonable notice to Tenant.  Landlord shall use commercially reasonable efforts not to interfere with Tenant’s use of the Temporary Premises during such showings.

3.           Temporary Premises Rent.  During the Temporary Premises Term, Tenant shall pay to Landlord, without notice, demand, reduction, setoff or any defense, and in addition to all payments due under the Lease for the Premises: (i) a monthly rental of $3,200.00; and (ii) Tenant’s prorate share of all taxes, insurance and common area maintenance costs for the Temporary Space, in advance, on or before the first day of each month of the Temporary Premises Term.

4.           Temporary Premises Improvements.  Tenant agrees to accept the Premises in its “AS-IS”, “WHERE-IS” condition.  Notwithstanding anything in the Lease regarding approval to the contrary, Tenant may, without any further approval or notice to Landlord, at Tenant’s sole cost and expense, including all permits, if any, in a good and workmanlike manner, perform the following improvements in the Temporary Premises: (i) erect an interior chain-link fence dividing the Temporary Premises from the remaining premises in the Building, provided, however, that Tenant shall be responsible for removing the fence upon expiration of the Temporary Premises Term; (ii) erect an exterior, temporary ramp to the rear door of the Temporary Premises; and (iii) install floor lamps.

5.           Lease.  With the exception of anything noted in this Second Amendment, the terms and conditions of Sections 5 through 35 the Lease shall govern the lease of the Temporary Premises and both Temporary Landlord and Tenant hereby agree to be bound by all such terms and conditions, except, with respect to the Temporary Premises as follows:

a.	All references in the Lease to the “Premises” shall be deemed to mean the Temporary Premises;

b.	All references in the Lease to the “Building” shall be deemed to mean the Temporary Building;

c.	The last sentence of Section 14 (Governmental Orders) is hereby deleted in its entirety.

d.	Notwithstanding anything in the Lease to the contrary, Tenant shall only be obligated to insure its personal property stored within the Premises.

e.	The first sentence of Section 9(a) is hereby deleted in its entirety and the following substituted therefor:

“Except as provided in Article 10 (Tenant’s Covenant to Repair), Landlord, at Landlord's sole cost and expense, shall keep the entire Building in good repair and maintenance (including replacements) at all times, for the proper operation of the Building in a manner generally consistent with the maintenance and repair (including replacements) of comparable properties, including, without limitation, the Temporary Premises, the common areas, the Building's windows, roof, foundation, structure and walls, and mechanical and electrical systems, which include, but are not limited to, the heating, electrical, air conditioning, ventilation and plumbing systems.”

f.	Section 10 (Tenant’s Covenant to Repair) is hereby deleted in its entirety and the following substituted therefor.

“Except as provided in Article 9 (Landlord's Covenant to Repair and  Replace), 13 (Damage or Destruction of Premises), 19 (Eminent Domain), and reasonable wear and tear, Tenant shall at all times repair all damage to the Temporary Premises caused by Tenants or it employees, contractors, agents and invitees, and return any portion of the Premises affected by such damage to its original condition.”

6.            This Second Amendment may be executed in counterparts, which when taken together, shall constitute the entire agreement.  Temporary Landlord, Landlord and Tenant agree that the delivery of an executed copy of this Second Amendment by facsimile or by email of a *.pdf file with an original to follow shall be legal and binding and shall have the same force and effect as if an original executed copy of this Second Amendment had been delivered.

7.            Ratification.  Except as modified and amended by this Second Amendment, all terms and conditions of the Lease shall remain in full force and effect.

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Second Amendment as of the date set forth above.

LANDLORD:

3915 SHOPTON ROAD, LLC,
a North Carolina limited liability company

By:   /s/ Paul Herndon
         Name: Paul Herndon
         Title: Vice President

TENANT:

SHUTTERFLY, INC.,
a Delaware corporation

By:   /s/ Stephen E. Recht
Name: Stephen E. Recht
Title:   Chief Financial Officer

TEMPORARY LANDLORD:

4015 SHOPTON ROAD, LLC,
a North Carolina limited liability company

By:    /s/ Paul Herndon
         Name: Paul Herndon
         Title: Vice President

EXHIBIT “A”

Tenant’s Signage Proposal

10'-10 3/4"
60"
28 1/4"
16 1/2"
11"
shutterfly

Channel Letters - Raceway Mount, LED Lighting

SCALE: ½" = 1' - 0"

26"

NO SOLICITING

VISITORS PLEASE
USE MAIN ENTRANCE

Window/Door Vinyl - White, First Surface

SCALE: ½" = 1' - 0"

COLOR SPECIFICATIONS

FACES:	#7328 White w/ Vinyl Graphics
SIDEWALLS:	R/H 2058H
TRIMCAPS:	R/H 2058H
LED:	White
RACEWAY:	R/H 2058H

TYPICAL CENTER MOUNT RACEWAY W/ LED LIGHTING

1. 0.090 Aluminum Back
2. 0.063 Aluminum Return MIG Welded
3. Secondary Wiring
4. LED Module
5. Plastic Face
6. LED Module Support Clip
7. Plastic Trimcap
8. Aluminum Wiring Box (Raceway)
9. Secondary Wiring Connectors
10. Visible Disconnect
11. Access Panel
12. Wall Anchors w/ Sealed Penetrations
13. Primary Wiring
14. LED Transformer
15. Existing Wall

Letter Depth
Raceway Depth
Letter Height

CONCEPTUAL PHOTO RENDERING

shutterfly

COMCO SIGNS
P.O. BOX 37247
CHARLOTTE NC 28237
TEL: 704.375.2338
FAX: 704.333.3335

DATE 10/04/07

CLIENT INFORMATION

Shutterfly
3915 Shopton Rd
Charlotte, NC

DESIGNER: Rounton Chappell, Jr.
CONTACT: Randy Ulery

PAGE 1 OF 1

REVISIONS
1.
2.
3.
4.
5.
6.
7.

Underwriters Laboratories Inc. LISTED ELECTRIC SIGN COMPLIES TO UL 48

© 2007 ALL RIGHTS RESERVED

100407-S1

EXHIBIT “B”

Temporary Premises Floor Plan

Shopton Ridge 18-C

Charlotte Douglas
International Airport
85
18-C Under
Contruction
Shopton Rd
Sandy Porter Rd
485
To I-77

Total Parking SF
2.9:1000

Total 18' Flex
422,400 SF

Total 30' Industrial
528,000 SF

Temporary
Premises
19,200
66,179
42,621
Rent A Center

Available Leased

AMERICAN ASSET CORPORATION

For Leasing Information:
Mike Fahey, CCIM, SIOR ■ Brooke Gibson, CCIM
704.295.4000
www.aacusa.com

ADDENDUM TO SECOND AMENDMENT TO LEASE

THIS ADDENDUM TO SECOND AMENDMENT TO LEASE (this “Addendum”) is made and entered into this 3rd day of January, 2008, by and between 3915 SHOPTON ROAD, LLC, a North Carolina limited liability company (hereinafter referred to as "Landlord"), 4015 SHOPTON ROAD, LLC, a North Carolina limited liability company (“Temporary Landlord”) and SHUTTERFLY, INC., a Delaware corporation (hereinafter referred to as "Tenant").

RECITALS:

A.  Landlord, Temporary Landlord and Tenant have previously entered into that certain temporary lease arrangement more particularly described in the Second Amendment to Lease dated October 31, 2007; (the “Second Amendment”) between Temporary Landlord, Tenant and Landlord for the temporary occupancy of approximately 19,200 rentable square feet of space (the “Temporary Premises”) in the building commonly known as Shopton 18-C, in the Shopton Ridge Business Park, Charlotte, North Carolina (the “Building”).

B.  Landlord, Temporary Landlord and Tenant desire to amend Second Amendment to allow Tenant to remain in the Premises until March 31, 2008.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord, Temporary Landlord and Tenant do hereby enter into this Addendum and amend the Lease as set forth below.  All terms used but not defined herein shall have the meanings set forth in the Second Amendment.  All Recitals are incorporated herein as if fully set forth below.

1.           Temporary Premises.  Landlord, Temporary Landlord and Tenant hereby amend the Second Amendment such that the Temporary Premises Term shall expire on March 31, 2008.

2.            Counterpart Execution.  This Amendment may be executed in counterparts, which when taken together, shall constitute the entire agreement.  Landlord, Temporary Landlord and Tenant agree that the delivery of an executed copy of this Addendum by facsimile or by email of a *.pdf file with an original to follow shall be legal and binding and shall have the same force and effect as if an original executed copy of this Addendum had been delivered.

3.            Ratification.  Except as modified and amended by this Addendum, all terms and conditions of the Second Amendment shall remain in full force and effect.

IN WITNESS WHEREOF, Landlord, Temporary Landlord and Tenant have executed this Addendum as of the date set forth above.

LANDLORD:

3915 SHOPTON ROAD, LLC,
a North Carolina limited liability company

By:   /s/Paul Herndon
         Name: Paul Herndon
         Title: Vice President

TENANT:

SHUTTERFLY, INC.,
a Delaware corporation

By: /s/Douglas Appleton
Name: Douglas S. Appleton
Title:   VP, Legal

TEMPORARY LANDLORD:

4015 SHOPTON ROAD, LLC,
a North Carolina limited liability company

By:   /s/Paul Herndon
         Name: Paul Herndon
         Title: Vice President